$250,000,000

CREDIT AGREEMENT

dated as of

JUNE 15, 1998

among

WOODWARD GOVERNOR COMPANY

THE BANKS FROM TIME TO TIME PARTY HERETO

and

WACHOVIA BANK, N.A.,
as Agent and a Bank

TABLE OF CONTENTS

CREDIT AGREEMENT



ARTICLE I	i

DEFINITIONS	i
SECTION 1.01.	Definitions	i
SECTION 1.02.  	Accounting Terms and Determinations	16
SECTION 1.03.	Use of Defined Terms	16
SECTION 1.04.	Terminology	16
SECTION 1.05.	References	16


ARTICLE II	16

THE CREDITS	16
SECTION 2.01.	Commitments to Make Loans	16
SECTION 2.02.	Method of Borrowing, Conversion and
			Continuation	17
SECTION 2.03.	Money Market Loans	20
SECTION 2.04.	Notes	23
SECTION 2.05.	Scheduled Repayment of the Loans	24
SECTION 2.07.	Fees	28
SECTION 2.08.	Optional Termination or Reduction of
			Revolving Credit Commitments	29
SECTION 2.09.	Mandatory Reduction and Termination of
			Revolving Credit Commitments	29
SECTION 2.10.	Optional Prepayments	29
SECTION 2.11.	Mandatory Prepayments	30
SECTION 2.12.	General Provisions as to Payments	31
SECTION 2.13.	Computation of Interest and Fees	32

ARTICLE III	33

CONDITIONS TO BORROWINGS	33
SECTION 3.01.	Conditions to First Borrowing	33
SECTION 3.02.	Conditions to All Borrowings	34

ARTICLE IV	35

REPRESENTATIONS AND WARRANTIES	35
SECTION 4.01.	Corporate Existence and Power	35
SECTION 4.02.	Corporate and Governmental Authorization; No
			Contravention 	35
SECTION 4.03.	Binding Effect	36
SECTION 4.04.	Financial Information	36
SECTION 4.05.	Litigation	36
SECTION 4.06.	Compliance with ERISA	36
SECTION 4.07.	Taxes	37
SECTION 4.08.	Subsidiaries	37
SECTION 4.09.	Not an Investment Company	37
SECTION 4.10	Public Utility Holding Company Act	37
SECTION 4.11.	Ownership of Property; Liens	37
SECTION 4.12.	No Default	37
SECTION 4.13.	Full Disclosure	37
SECTION 4.14.	Environmental  Matters	37
SECTION 4.15.	Compliance with Laws	38
SECTION 4.16.	Capital Stock	38
SECTION 4.17.	Margin Stock	38
SECTION 4.18.	Insolvency	39
SECTION 4.19.	Year 2000 Plan	39

ARTICLE V	39

COVENANTS	39
SECTION 5.01.	Information	39
SECTION 5.02.	Inspection of Property, Books and Records 41
SECTION 5.03.	Ratio of Consolidated Funded Debt to
			Consolidated Total Capitalization	41
SECTION 5.04. 	Fixed Charges Coverage	41
SECTION 5.05.	Loans or Advances	42
SECTION 5.06.	Investments	42
SECTION 5.07.	Negative Pledge	42
SECTION 5.08.	Maintenance of Existence	43
SECTION 5.09.	Dissolution	43
SECTION 5.10.	Consolidations, Mergers and Sales of Assets 43
SECTION 5.11.	Use of Proceeds	44
SECTION 5.12.	Compliance with Laws; Payment of Taxes	44
SECTION 5.13.	Insurance	44
SECTION 5.14.	Change in Fiscal Year	45
SECTION 5.15.	Maintenance of Property	45

SECTION 5.16.	Environmental Notices	45
SECTION 5.17.	Environmental Matters	45
SECTION 5.18.	Environmental Release	45
SECTION 5.19.	Transactions with Affiliates	45
SECTION 5.20.	Limitation on Priority Debt	45
SECTION 5.21.	Material Subsidiaries	45
SECTION 5.22	Permitted Securitization	46

ARTICLE VI	46

DEFAULTS	46
SECTION 6.01.	Events of Default	46
SECTION 6.02.	Notice of Default	49

ARTICLE VII	49

THE AGENT	49
SECTION 7.01.	Appointment, Powers and Immunities	49
SECTION 7.02.	Reliance by Agent	50
SECTION 7.03.	Defaults	50
SECTION 7.04.	Rights of Agent and its Affiliates as a Bank 51
SECTION 7.05.	Indemnification	51
SECTION 7.06.	CONSEQUENTIAL DAMAGES	51
SECTION 7.07.	Payee of Note Treated as Owner	51
SECTION 7.08.	Non-Reliance on Agent and Other Banks	52
SECTION 7.09.	Failure to Act	52
SECTION 7.10.	Resignation or Removal of Agent	52


ARTICLE VIII	53

CHANGE IN CIRCUMSTANCES; COMPENSATION	53
SECTION 8.01.	Basis for Determining Interest Rate
			Inadequate or Unfair	53
SECTION 8.02.	Illegality	53
SECTION 8.03.	Increased Cost and Reduced Return	54
SECTION 8.04.	Base Rate Loans Substituted for Euro-Dollar
			Loans	55
SECTION 8.05.	Compensation	55

ARTICLE IX	56

MISCELLANEOUS	56
SECTION 9.01.	Notices	56

SECTION 9.02.	No Waivers	57
SECTION 9.03.	Expenses; Documentary Taxes; Indemnification  57
SECTION 9.04.	Setoffs; Sharing of Set-Offs	57
SECTION 9.05.	Amendments and Waivers	58
SECTION 9.06.	Margin Stock Collateral	59
SECTION 9.07.	Successors and Assigns	59
SECTION 9.08.	Confidentiality	61
SECTION 9.09.	Representation by Banks	62
SECTION 9.10.	Obligations Several	62
SECTION 9.11.	Survival of Certain Obligations	62
SECTION 9.12.	Georgia Law	62
SECTION 9.13.	Severability	62
SECTION 9.14.	Interest	62
SECTION 9.15.	Interpretation	63
SECTION 9.16.	Consent to Jurisdiction	63
SECTION 9.17.	Counterparts	63

CREDIT AGREEMENT

	AGREEMENT dated as of June 15, 1998 among WOODWARD GOVERNOR COMPANY, a Delaware corporation, the BANKS from time to time party hereto and WACHOVIA BANK, N.A., as Agent and a Bank.

	The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

	SECTION 1.01.	Definitions .  The terms as defined in
this Section 1.01 shall, for all purposes of this Agreement and any amendment hereto (except as herein otherwise expressly provided or unless the context otherwise requires), have the meanings set forth herein:

	"Acquisition" means any transaction pursuant to which the Borrower or any of its Subsidiaries directly or indirectly, in its own name or by or through a nominee or an agent (a) acquires equity Securities (or warrants, options or other rights to acquire such Securities) of any Person other than the Borrower or any Person which is not then a Subsidiary of the Borrower, pursuant to a solicitation of tenders therefor, or in one or more negotiated block, market or other transactions not involving a tender offer, or a combination of any of the foregoing, or
(b) makes any Person a Subsidiary of the Borrower, or causes any Person to be merged into the Borrower or any of its Subsidiaries, in any case pursuant to a merger, purchase of assets or any reorganization providing for the delivery or issuance to the holders of such Person's then outstanding Securities, in exchange for such Securities, of cash or Securities of the Borrower or any of its Subsidiaries, or a combination thereof, or (c) purchases all or substantially all of the business or assets of any Person.

	"Acquisition Document" means that certain Purchase and Sale Agreement dated as of May 29, 1998 between the Borrower, as purchaser, and Textron Inc., as seller, together with all agreements, exhibits, schedules and annexes and documents executed or delivered in connection therewith.

	"Adjusted London Interbank Offered Rate" has the meaning set forth in Section 2.06(e).

	"Affiliate" of any Person means (i) any other Person which directly, or indirectly through one or more intermediaries, controls such Person, (ii) any other Person which directly, or indirectly through one or more intermediaries, is controlled by or is under common control with such Person, or (iii) any other Person of which such Person owns, directly or indirectly, 20% or more of the common stock or equivalent equity interests. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

	"Agent" means Wachovia Bank, N.A., a national banking association organized under the laws of the United States of America, in its capacity as agent for the Banks hereunder, and its successors and permitted assigns in such capacity.

	"Agent's Letter Agreement" means that certain letter agreement, dated as of May 15, 1998, between the Borrower and the Agent relating to the structure of the Loans, and certain fees from time to time payable by the Borrower to the Agent, together with all amendments and modifications thereto.

	"Agreement" means this Credit Agreement, together with all amendments and supplements hereto.

	"Applicable Facility Fee Rate" has the meaning set forth in
Section 2.07(a).

	"Applicable Margin" has the meaning set forth in
Section 2.06(a).

	"Assignee" has the meaning set forth in Section 9.07(c).

	"Assignment and Acceptance" means an Assignment and Acceptance executed in accordance with Section 9.07(c) in the form attached hereto as Exhibit J.

	"Authority" has the meaning set forth in Section 8.02.

	"Bank" means each bank listed on the signature pages hereof as having a Term Loan Commitment and a Revolving Credit
Commitment, and its successors and assigns.

	"Base Rate" means for any Base Rate Loan for any day, the rate per annum equal to the higher as of such day of (i) the Prime Rate, and (ii) one-half of one percent above the Federal Funds Rate for such day. For purposes of determining the Base Rate for any day, changes in the Prime Rate and the Federal Funds Rate shall be effective on the date of each such change.

	"Base Rate Loan" means the Loans or any portion thereof which bears or is to bear interest at a rate based upon the Base
Rate.

	"Borrower" means Woodward Governor Company, a Delaware corporation, and its successors and permitted assigns.

	"Borrowing" means a borrowing hereunder consisting of Revolving Credit Loans made to the Borrower at the same time by, in the case of a Revolving Credit Borrowing, the Banks, or, in the case of a Money Market Borrowing, one or more of the Banks, in each case pursuant to Article II. A Borrowing is a "Revolving Credit Borrowing" if such Loans are Revolving Credit Loans or a "Money Market Borrowing" if such Loans are Money Market Loans. A Borrowing is a "Base Rate Borrowing" if such Loans are Base Rate Loans or a "Euro-Dollar Borrowing" if such Loans are Euro-Dollar Loans.

	"Capital Stock" means any nonredeemable capital stock of the Borrower or any Consolidated Subsidiary (to the extent issued to a Person other than the Borrower), whether common or preferred.

	"Capital Lease" means at any date any lease of Property which in accordance with GAAP would be required to be capitalized on a balance sheet of the lessee.

	"Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capital Leases which would be shown as a liability on a balance sheet of such Person, prepared in accordance with GAAP.

	"CERCLA" means the Comprehensive Environmental Response
Compensation and Liability Act, 42 U.S.C. (cc)9601 et seq. and its implementing regulations and amendments.

	"Change of Law" shall have the meaning set forth in
Section 8.02.

	"Closing Certificate" has the meaning set forth in Section
3.01(e).

	"Closing Date" means June 15, 1998.

	"Code" means the Internal Revenue Code of 1986, as amended, or any successor Federal tax code. Any reference to any provision of the Code shall also be deemed to be a reference to any successor provision or provisions thereof.

	"Compliance Certificate" has the meaning set forth in
Section 5.01(c).

	"Consolidated Fixed Charges" for any period means the sum of
(i) Consolidated Interest Expense for such period, and (ii) all payment obligations of the Borrower and its Consolidated
Subsidiaries for such period under all operating leases and rental agreements.

	"Consolidated Funded Debt" means, at any time, all Debt of the Borrower and its Consolidated Subsidiaries plus all Securitization Facility Attributed Debt at such time, determined on a consolidated basis.

	"Consolidated Interest Expense" for any period means the sum of (i) interest, whether expensed or capitalized, in respect of Debt of the Borrower or any of its Consolidated Subsidiaries outstanding during such period and (ii) all imputed interest, whether in the form of "yield", "discount" or similar item, that accrues during such period in respect of all Securitization
Facility Attributed Debt.

	"Consolidated Net Income" means, for any period, the Net
Income of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis, but excluding
(i) extraordinary items and (ii) any equity interests of the Borrower or any Subsidiary in the unremitted earnings of any Person that is not a Subsidiary.

	"Consolidated Net Worth" means, at any time, the shareholders' equity of the Borrower and its Consolidated Subsidiaries, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries prepared in accordance with GAAP, but excluding any Redeemable Preferred Stock of the Borrower or any of its Consolidated Subsidiaries. Shareholders' equity generally would include, but not be limited to (i) the par or stated value of all outstanding Capital Stock, (ii) capital surplus, (iii) retained earnings, and (iv) various deductions such as (A) purchases of treasury stock, (B) valuation allowances, (C) receivables due from an employee stock ownership plan, (D) employee stock ownership plan debt guarantees, and (E) translation adjustments for foreign currency transactions.

	"Consolidated Operating Profits" means, for any period, the Operating Profits of the Borrower and its Consolidated
Subsidiaries.

	"Consolidated Subsidiary" means at any date any Subsidiary or other entity the accounts of which, in accordance with GAAP, would be consolidated with those of the Borrower in its consolidated financial statements as of such date.

	"Consolidated Total Assets" means, at any time, the Total
Assets of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis.

	"Consolidated Total Capitalization" means, at any time, the sum of (a) Consolidated Net Worth at such time and (b)
Consolidated Funded Debt at such time.

	"Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

	"Debt" of any Person means at any date, without duplication,
(i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under capital leases, (v) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker's acceptance, (vi) all Redeemable Preferred Stock of such Person (in the event such Person is a corporation), (vii) all obligations (absolute or contingent) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument with an expiration date more than one year from such date, (viii) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (ix) all Debt of others Guaranteed by such Person, (x) all obligations of such Person with respect to interest rate protection agreements, foreign currency exchange agreements or other hedging agreements (valued as the termination value thereof) computed in accordance with a method approved by the International Swaps and Derivatives Association and agreed to by such Person in the applicable hedging agreement, if any, and (xi) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

	"Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived in writing, become an Event of Default.

	"Default Rate" means, with respect to any Loan, on any day, the sum of 2% plus the then highest interest rate (including the Applicable Margin) which may be applicable to any Loans hereunder
(irrespective of whether any such type of Loans are actually outstanding hereunder).

	"Dollars" or "$" means dollars in lawful currency of the United States of America.

	"Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia or New York, New York are authorized or required by law to close.

	"Domestic Material Subsidiary" means any Material Subsidiary which is organized under the laws of any state or territory of the United States of America.

	"Environment" means soil, surface waters, ground waters, land, sediments, surface or subsurface strata, ambient air and any other environmental medium.

	"Environmental Authority" means any foreign, federal, state, local or regional government that exercises any form of jurisdiction or authority under any Environmental Requirement.

	"Environmental Authorizations" means all licenses, permits, orders, approvals, notices, registrations or other legal prerequisites for conducting the business of the Borrower or any Subsidiary required by any Environmental Requirement.

	"Environmental Judgments and Orders" means all judgments, decrees or orders arising from or in any way associated with any Environmental Requirements, whether or not entered upon consent or written agreements with an Environmental Authority or other entity arising from or in any way associated with any Environmental Requirement, whether or not incorporated in a judgment, decree or order.

	"Environmental Laws" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including, without limitation, ambient air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

	"Environmental Liabilities" means any liabilities, whether accrued, contingent or otherwise, arising from and in any way associated with any Environmental Requirements.

	"Environmental Notices" means notice from any Environmental Authority or by any other person or entity, of possible or alleged noncompliance with or liability under any Environmental Requirement, including without limitation any complaints, citations, demands or requests from any Environmental Authority or from any other person or entity for correction of any violation of any Environmental Requirement or any investigations concerning any violation of any Environmental Requirement.

	"Environmental Proceedings" means any judicial or administrative proceedings arising from or in any way associated with any Environmental Requirement.

	"Environmental Releases" means releases as defined in CERCLA or under any applicable state or local environmental law or regulation.

	"Environmental Requirements" means any legal requirement relating to the Environment and applicable to the Borrower, any Subsidiary or the Properties, including but not limited to any such requirement under CERCLA or similar state legislation and all federal, state and local laws, ordinances, regulations, orders, writs, decrees and common law.

	"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law. Any reference to any provision of ERISA shall also be deemed to be a reference to any successor provision or provisions thereof.

	"Euro-Dollar Business Day" means any Domestic Business Day on which dealings in Dollar deposits are carried out in the London interbank market.

	"Euro-Dollar Loan" means the Loans or any portion thereof which bears or is to bear interest at a rate based upon the London Interbank Offered Rate.

	"Euro-Dollar Reserve Percentage" has the meaning set forth in Section 2.06(e).

	"Event of Default" has the meaning set forth in Section
6.01.

	"Facility Fee Determination Date" has the meaning set forth in Section 2.07(a).

	"Facility Fee Payment Date" means each March 31, June 30,
September 30 and December 31.

	"Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the next higher 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to Wachovia on such day on such transactions as determined by the Agent.

	"Fiscal Quarter" means any fiscal quarter of the Borrower.

	"Fiscal Year" means any fiscal year of the Borrower.

	"GAAP" means generally accepted accounting principles applied on a basis consistent with those which, in accordance with Section 1.02, are to be used in making the calculations for purposes of determining compliance with the terms of this Agreement.

	"Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to secure, purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to provide collateral security, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

	"Guarantors" means the Domestic Material Subsidiaries from time to time party to the Guaranty.

	"Guaranty" means the Guaranty Agreement dated as of even date herewith executed by each Guarantor in favor of the Agent, substantially in the form attached hereto as Exhibit L, as modified, amended, supplemented or restated from time to time.

	"Hazardous Materials" includes, without limitation, (a) solid or hazardous waste, as defined in the Resource Conservation and Recovery Act of 1980, 42 U.S.C. cc6901 et seq. and its implementing regulations and amendments, or in any applicable state or local law or regulation, (b) any "hazardous substance", "pollutant" or "contaminant", as defined in CERCLA, or in any applicable state or local law or regulation, (c) gasoline, or any other petroleum product or by-product, including crude oil or any fraction thereof, (d) toxic substances, as defined in the Toxic Substances Control Act of 1976, or in any applicable state or local law or regulation and (e) insecticides, fungicides, or rodenticides, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975, or in any applicable state or local law or regulation, as each such Act, statute or regulation may be amended from time to time.

	"Income Available for Fixed Charges" for any period means
(a) the sum of (i) Consolidated Net Income, (ii) taxes on income,
(iii) Consolidated Fixed Charges and (iv) amortization of goodwill, less (b) cash dividends paid by the Borrower, all determined with respect to the Borrower and its Consolidated Subsidiaries on a consolidated basis for such period and in accordance with GAAP.

	"Indebtedness" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, and (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments.

	"Indemnity, Subrogation and Contribution Agreement" means the Indemnity, Subrogation and Contribution Agreement to be entered into among the Borrower, the Guarantors and the Agent, substantially in the form attached hereto as Exhibit M, as modified, amended, supplemented or restated from time to time.

	"Interest Period" means: (1) with respect to each Euro-Dollar Loan, the period commencing on the date that such Euro-Dollar Loan is first made, converted or continued and ending on the numerically corresponding day in the first, second, third or sixth month thereafter, as the Borrower may elect; provided that:

		(a)	any Interest Period (subject to clauses (c) and
(d) below) which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding
Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest
Period shall end on the next preceding Euro-Dollar Business Day;

		(b)	any Interest Period which begins on the last Euro-
Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall, subject to clauses (c) and (d) below, end on the last Euro-Dollar Business Day of the appropriate subsequent calendar month;

		(c)	with respect to Term Loans, no Interest Period may
be selected that would begin before and end after a scheduled principal payment date set forth in Section 2.05(a) if, after giving effect to such selection, the aggregate outstanding principal amount of (i) Euro-Dollar Loans with Interest Periods ending on or before such scheduled principal payment date, and
(ii) Base Rate Loans, would not be at least equal to the amount of principal required to be repaid on such scheduled payment date; and

		(d)	no Interest Period may be selected which begins
before the Term Loan Maturity Date or the Revolving Credit
Maturity Date and would otherwise end after the Term Loan
Maturity Date or the Revolving Credit Maturity Date, respectively.

(2) with respect to each Base Rate Borrowing, the period commencing on the date that such Base Rate Loan is first made and ending 30 days thereafter; provided that:

		(a)	any Interest Period (subject to clause (b) below)
which would otherwise end on a day which is not a Domestic
Business Day shall be extended to the next succeeding Domestic
Business Day; and

		(b)	no Interest Period may be selected which begins
before the Term Loan Maturity Date or the Revolving Credit
Maturity Date and would otherwise end after the Term Loan
Maturity Date or the Revolving Credit Maturity Date, respectively.

(3) with respect to each Money Market Borrowing, the period commencing on the date of such Borrowing and ending 7 to 180 days thereafter, as the Borrower may indicate in the applicable Money
Market Quote Request; provided that:



		(a)	any Interest Period (subject to clause (b) below)
which would otherwise end on a day which is not a Domestic
Business Day shall be extended to the next succeeding Domestic
Business Day; and

		(b)	no Interest Period may be selected which begins
before the Revolving Credit Maturity Date and would otherwise end after the Revolving Credit Maturity Date.

	"Interest Rate Election Notice" means a duly completed notice substantially in the form of Exhibit B, or such other form as the Agent may from time to time approve for use by the Borrower in choosing the interest rate applicable to Term Loans as provided in this Agreement.

	"Investment" means any investment in any Person, whether by means of purchase or acquisition of obligations or securities of such Person, capital contribution to such Person, loan or advance to such Person, making of a time deposit with such Person, Guarantee or assumption of any obligation of such Person or otherwise.

	"Lending Office" means, as to each Bank, its office located at its address set forth on the signature pages hereof (or identified on the signature pages hereof as its Lending Office) or such other office as such Bank may hereafter designate as its Lending Office by notice to the Borrower and the Agent.

	"Lien" means, with respect to any asset, any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, security interest, security title, preferential arrangement which has the practical effect of constituting a security interest or encumbrance, servitude or encumbrance of any kind in respect of such asset to secure or assure payment of a Debt or a Guarantee, whether by consensual agreement or by operation of statute or other law, or by any agreement, contingent or otherwise, to provide any of the foregoing. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

	"Loan" means a Term Loan, a Revolving Credit Loan or a Money Market Loan and "Loans" means Term Loans, Revolving Credit Loans or Money Market Loans, or any or all of them, as the context shall require.

	"Loan Documents" means this Agreement, the Notes, the Guaranty, any other document evidencing, relating to, securing or guaranteeing the payment of the Loans, and any other document or instrument delivered from time to time in connection with this Agreement, the Notes, the Guaranty, or the Loans, as such documents and instruments may be amended or supplemented from time to time.

	"Loan Parties" means collectively the Borrower and each Subsidiary of the Borrower that is now or hereafter a party to any of the Loan Documents.

	"London Interbank Offered Rate" has the meaning set forth in
Section 2.06(e).

	"Margin Stock" means "margin stock" as defined in Regulation T, U or X of the Board of Governors of the Federal Reserve
System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

	"Material Adverse Effect" means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, operations, business, properties or prospects of the Borrower and its Consolidated Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or the Banks under the Loan Documents, or the ability of the Loan Parties to perform their respective obligations under the Loan Documents to which they are a party, as applicable, or (c) the legality, validity or enforceability of any Loan Document.

	"Material Subsidiaries" means (i) on the Closing Date, each of the Subsidiaries listed on Schedule 1.01 hereto and (ii) on any date after the Closing Date, any Subsidiary of the Borrower which has either (i) Total Assets on the last day of the Fiscal Quarter most recently ended equal to or greater than 5% of Consolidated Total Assets on the last day of the Fiscal Quarter most recently ended, or (ii) Operating Profits for the period of 4 consecutive Fiscal Quarters most recently ended prior to such date equal to or greater than 5% of Consolidated Operating
Profits for such period of 4 consecutive Fiscal Quarters;
provided that any Subsidiary of the Borrower that is a "foreign sales corporation" as defined in Section 922(a) of the Code shall not be deemed to be a Material Subsidiary.

	"Money Market Loan" means a Loan which bears or is to bear interest at a Money Market Rate.

	"Money Market Note" has the meaning set forth in Section
2.04(c).

	"Money Market Quote" means an offer by a Bank to make a Money Market Loan in accordance with Section 2.03(c).

	"Money Market Quote Request" has the meaning set forth in
Section 2.03(b).

	"Money Market Rate" has the meaning set forth in Section
2.03(c)(ii)(C).

	"Multiemployer Plan" shall have the meaning set forth in
Section 4001(a)(3) of ERISA.

	"Net Income" means, as applied to any Person for any period, the aggregate amount of net income of such Person, after taxes, for such period, as determined in accordance with GAAP.

	"Net Proceeds of Capital Stock/Conversion of Debt" means any and all proceeds (whether cash or non-cash) or other consideration received by the Borrower or a Consolidated
Subsidiary in respect of the issuance of Capital Stock (including without limitation, the aggregate amount of any and all Debt converted into Capital Stock), after deducting therefrom all reasonable and customary costs and expenses incurred by the Borrower or such Consolidated Subsidiary directly in connection with the issuance of such Capital Stock.

	"Net Proceeds of Indebtedness" means any and all proceeds (whether cash or non-cash) received by the Borrower or a Consolidated Subsidiary in respect of the incurrence or the private or public issuance of Indebtedness of the Borrower or such Consolidated Subsidiary, after deducting therefrom all reasonable and customary costs and expenses incurred by the Borrower or such Consolidated Subsidiary directly in connection with the issuance of such Indebtedness.

	"Notes" means any or all of the Term Loan Notes, the Revolving Credit Notes and the Money Market Notes and all promissory notes delivered in substitution or exchange therefor, in each case as the same shall be modified, amended, supplemented, restated, extended, consolidated, renewed or replaced and in effect from time to time.

	"Notice of Borrowing" has the meaning set forth in Section
2.02 (b).

	"Obligations" means all indebtedness, obligations and liabilities to the Banks or the Agent existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, of the Loan Parties under this Agreement or any other Loan Document.

	"Officer's Certificate" has the meaning set forth in Section
3.01(f).

	"Operating Profits" means, as applied to any Person for any period, the operating income of such Person for such period, as determined in accordance with GAAP.

	"Participant" has the meaning set forth in Section 9.07(b).

	"Participating Subsidiary" means any Subsidiary of the Borrower that is a participant in a Permitted Securitization.

	"PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

	"Pending Acquisition" means the acquisition by the Borrower of 100% of the issued and outstanding capital stock of Fuel
Systems Textron Inc. from Textron Inc.

	"Permitted Acquisitions" means the Pending Acquisition and other Acquisitions (a) which are (i) non-hostile and (ii) of Persons engaged in the same or substantially similar lines of business as the Borrower and its Consolidated Subsidiaries, and
(b) as to which the Borrower has delivered to the Banks a certificate of the chief financial officer or the chief accounting officer of the Borrower certifying (and, in the case of Sections 5.03 through 5.07, inclusive, and Section 5.10, including calculations evidencing) pro-forma compliance with the terms of this Agreement after giving effect to such Acquisition.

	"Permitted Securitization" mean any financing program providing for the sale or transfer of Securitization Assets by the Borrower and its Participating Subsidiaries, in transactions purporting to be sales (and treated as sales for GAAP purposes), to one or more limited purpose financing companies, special purpose entities and/or other financial institutions, in each case, on a limited recourse basis as to the Borrower and the Participating Subsidiaries.

	"Person" means an individual, a corporation, a limited liability company, a partnership (including without limitation, a joint venture), an unincorporated association, a trust or any other entity or organization, including, but not limited to, a government or political subdivision or an agency or instrumentality thereof.

	"Plan" means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of any member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding 5 plan years made contributions.

	"Prime Rate" refers to that interest rate so denominated and set by Wachovia from time to time as an interest rate basis for borrowings. The Prime Rate is but one of several interest rate bases used by Wachovia. Wachovia lends at interest rates above and below the Prime Rate.

	"Priority Debt" means (a) any Debt of the Borrower or any Subsidiary secured by any Lien permitted pursuant to Section 5.07, and (b) any Debt of any Subsidiary which is not a Guarantor; provided, however, that Priority Debt shall not include (i) any Debt owed by any Subsidiary to the Borrower or any Wholly-Owned Subsidiary, and (ii) any Debt incurred to refinance any Debt of any Subsidiary outstanding on the Closing Date to the extent the amount of Debt so incurred is not in excess of the amount of Debt refinanced.

	"Properties" means all real property owned, leased or otherwise used or occupied by the Borrower or any Subsidiary, wherever located.

	"Quotation Date" has the meaning set forth in Section
2.03(b).

	"Rate Determination Date" has the meaning set forth in
Section 2.06(c).

	"Receivables Subsidiary" means a special purpose, bankruptcy remote Wholly Owned Subsidiary of the Borrower which may be formed for the sole and exclusive purpose of engaging in activities in connection with the purchase, sale and financing of Securitization Assets in connection with and pursuant to a Permitted Securitization.

	"Redeemable Preferred Stock" of any Person means any preferred stock issued by such Person which is at any time prior to the later of the Term Loan Maturity Date or the Revolving Credit Maturity Date either (i) mandatorily redeemable (by sinking fund or similar payments or otherwise) or (ii) redeemable at the option of the holder thereof.

	"Required Banks" means at any time Banks having at least 66 2/3% of the aggregate amount of the Term Loan Commitment and the Revolving Credit Commitments or, if the Term Loan Commitments and the Revolving Credit Commitments are no longer in effect, Banks holding at least 66 2/3% of the aggregate outstanding principal amount of the Notes.

	"Revolving Credit Commitment" means with respect to each Bank (i) the amount set forth opposite the name of such Bank under the heading "Revolving Credit Commitment" on the signature pages hereof, or (ii) as to any Bank that enters into an Assignment and Acceptance (whether as transferor Bank or as Assignee thereunder), the amount of such Bank's Revolving Credit Commitment after giving effect to such Assignment and Acceptance.

	"Revolving Credit Loans" means Loans made to the Borrower by the Banks pursuant to Section 2.02 (b).

	"Revolving Credit Maturity Date" means June 15, 2003.

	"Revolving Credit Note" has the meaning set forth in
Section 2.04 (b).

	"Securitization Assets" means all accounts receivable, general intangibles, instruments, documents, chattel paper and investment property (whether now existing or arising in the future) of the Borrower or any of its Subsidiaries which are sold or transferred pursuant to a Permitted Securitization, and any assets related thereto, including without limitation (i) all collateral given by any of the foregoing, (ii) all contracts and all guarantees (but not by the Borrower or any of its Subsidiaries) or other obligations directly related to any of the foregoing, (iii) other related assets including those set forth in the Securitization Documents, and (iv) proceeds of all of the foregoing.


	"Securitization Documents" shall mean all documentation relating to any Permitted Securitization.

	"Securitization Facility Attributed Debt" at any time shall mean the aggregate net outstanding amount theretofore paid to the Receivables Subsidiary, the Borrower or Participating
Subsidiaries in respect of the Securitization Assets sold or transferred by it in connection with a Permitted Securitization
(it being the intent of the parties that the amount of Securitization Facility Attributed Debt at any time outstanding approximate as closely as possible the principal amount of Debt which would be outstanding at such time under the Permitted Securitization if the same were structured as a secured lending agreement rather than a purchase agreement).

	"Security" has the meaning assigned to such term in
Section 2(l) of the Securities Act of 1933, as amended.

	"Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

	"Taxes" has the meaning set forth in Section 2.12(c).

	"Term Loans" means the loans made to the Borrower by the Banks pursuant to Section 2.01(a).

	"Term Loan Commitment"  means with respect to each Bank
(i) the amount set forth opposite the name of such Bank under the heading "Term Loan Commitment" on the signature pages hereof, or
(ii) as to any Bank that enters into an Assignment and Acceptance (whether as transferor Bank or as Assignee thereunder), the amount of such Bank's Term Loan Commitment after giving effect to such Assignment and Acceptance.

	"Term Loan Maturity Date" has the meaning set forth in
Section 2.05(a).

	"Term Loan Note" has the meaning set forth in
Section 2.04(a).

	"Third Parties" means all lessees, sublessees, licensees and other users of the Properties, excluding those users of the Properties in the ordinary course of the Borrower's business and on a temporary basis.

	"Total Assets" of any Person means, at any time, the total assets of such Person, as set forth or reflected or as should be set forth or reflected on the most recent balance sheet of such Person, prepared in accordance with GAAP.

	"Total Unused Commitment" means at any date, an amount equal to (i) the aggregate amount of the Revolving Credit Commitments of all the Banks at such time, less (ii) the aggregate outstanding principal amount of the Revolving Credit Loans of all of the Banks at such time.

	"Transferee" has the meaning set forth in Section 9.07(d).

	"Wachovia" means Wachovia Bank, N.A., a national banking association and its successors.

	"Wholly Owned Subsidiary" means any Subsidiary all of the shares of capital stock or other ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by the Borrower.

	"Y2K Plan" has the meaning set forth in Section 4.19.

	"Year 2000 Compliant and Ready" means that the Borrower's and its Subsidiaries' hardware and software systems with respect to the operation of its business and its general business plan will: (i) handle date information involving any and all dates before, during and/or after January 1, 2000, including accepting input, providing output and performing date calculations in whole or in part; (ii) operate, accurately without interruption on and in respect of any and all dates before, during and/or after

January 1, 2000 and without any change in performance; (iii) respond to and process two digit year input without creating any ambiguity as to the century; and (iv) store and provide date input information without creating any ambiguity as to the century.

	SECTION 1.02. Accounting Terms and Determinations . Unless otherwise specified herein, all terms of an accounting character used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants or otherwise required by a change in GAAP) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Banks, unless with respect to any such change concurred in by the Borrower's independent public accountants or required by GAAP, in determining compliance with any of the provisions of this Agreement or any of the other Loan Documents: (i) the Borrower shall have objected to determining such compliance on such basis at the time of delivery of such financial statements, or (ii) the Required Banks shall so object in writing within 30 days after the delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 5.01 hereof, shall mean the financial statements referred to in Section 4.04).

	SECTION 1.03.	Use of Defined Terms .  All terms
defined in this Agreement shall have the same meanings when used in any of the other Loan Documents, unless otherwise defined therein or unless the context shall otherwise require.

	SECTION 1.04.	Terminology .  All personal pronouns
used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural and the plural shall include the singular. Titles of Articles and Sections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

	SECTION 1.05.	References .  Unless otherwise
indicated, references in this Agreement to "Articles", "Exhibits", "Schedules", and "Sections" are references to articles, exhibits, schedules and sections hereof.

 ARTICLE II

THE CREDITS

	SECTION 2.01.	Commitments to Make Loans .



		(a)	Term Loans.    The Banks hereby severally
establish, on the terms and conditions set forth herein, an amortizing term loan facility in an aggregate principal amount not to exceed $100,000,000.00, from which each Bank severally agrees on the terms and conditions set forth herein to make Term Loans to the Borrower in an amount up to but not in excess of the amount of such Bank's Term Loan Commitment. The Term Loans shall be advanced to the Borrower upon satisfaction of the conditions hereunder on the Closing Date. The amount of each Bank's pro rata share of Term Loans shall be equal to such Bank's ratable share (based on the Bank's respective Term Loan Commitment) of the aggregate amount of the Term Loans to be borrowed by the Borrower. The Term Loans shall initially be made as Euro-Dollar Loans having an Interest Period, commencing on the Closing Date, with a duration of one (1) month.

		(b)          Revolving Credit Loans.    The Banks
severally agree, on the terms and conditions set forth herein, to make Revolving Credit Loans to the Borrower from time to time before the Revolving Credit Maturity Date; provided that, immediately after each such Revolving Credit Loan is made, the aggregate outstanding principal amount of Revolving Credit Loans by each Bank shall not exceed the amount of its Revolving Credit Commitment, provided further that the aggregate principal amount of all Revolving Credit Loans, together with the aggregate principal amount of all Money Market Loans, at any one time outstanding shall not exceed the aggregate amount of the Revolving Credit Commitments of all of the Banks at such time. Each Borrowing under this Subsection shall be in an aggregate principal amount (i) in the case of Euro-Dollar Loans, of $5,000,000 or any larger multiple of $1,000,000 and (ii) in the case of Base Rate Loans, of $1,000,000 or any larger multiple of $100,000 (except that any such Borrowing may be in the aggregate amount of the Total Unused Commitments) and shall be made from the several Banks ratably in proportion to their respective Revolving Credit Commitments. Within the foregoing limits, the Borrower may borrow under this Section, repay or, to the extent permitted by Section 2.10, prepay Revolving Credit Loans and reborrow under this Subsection at any time before the Revolving Credit Maturity Date.

	SECTION 2.02.	Method of Borrowing, Conversion and
Continuation

		(a)	Conversion to and Continuation of Interest Rates
for the Term Loans.



			(i)	With respect to the Term Loans, and on
the terms and subject to the conditions of this Agreement, the Borrower may elect (A) at any time to convert Base Rate Loans to Euro-Dollar Loans or to continue such Base Rate Loans for an additional Interest Period, or (B) at the end of any Interest
Period with respect to Euro-Dollar Loans to convert such Euro-
Dollar Loans into Base Rate Loans or to continue such Euro-Dollar Loans for an additional Interest Period. The Term Loans may be continued as, or converted to, Base Rate Loans or Euro-Dollar
Loans in whole or in part. Borrower shall make each such election by delivering to the Agent an Interest Rate Election
Notice prior to 11:00 a.m. (Atlanta, Georgia time) at least three
(3) Euro-Dollar Business days prior to the effective date of any conversion to or continuation of Euro-Dollar Loans, and on the same Domestic Business Day as the effective date of any conversion to or continuation of Base Rate Loans, specifying (x) in the case of a conversion to or a continuation of a Euro-Dollar Loan, the Interest Period; (y) the date of conversion or continuation (which shall be a Euro-Dollar Business Day, in the case of a conversion to or continuation of a Euro-Dollar Loan and a Domestic Business Day in the case of a conversion to or continuation of a Base Rate Loan); and (z) the amount and type of conversion or continuation. Upon timely receipt of an Interest

Rate Election Notice, the Agent shall promptly notify the Borrower and the Banks of the applicable interest rate for the Interest Period selected in such Interest Rate Election Notice; provided that the failure by the Agent to provide any such notice shall not, in any way, affect or diminish the Borrower's obligations to the Banks or the Banks' rights under this Agreement, the Notes or any of the other Loan Documents. If, within the time period required under this Section, the Agent shall not have received an Interest Rate Election Notice from the Borrower of an election to continue a Loan for an additional Interest Period, then, upon the expiration of the Interest Period therefor, such Loan shall be converted or continued automatically as a Base Rate Loan.

			(ii)	Notwithstanding Section 2.02(a)(i), the
right of the Borrower to elect the interest rate option applicable to the Term Loans shall be subject to the following restrictions:

				(A)	A continuation or conversion of a Euro-
Dollar Loan or any conversion of a Base Rate Loan to a Euro-
Dollar Loan must be in an amount such that the aggregate amount of the succeeding Euro-Dollar Loan is $5,000,000 or any greater amount in multiples of $1,000,000; and

				(B)	A continuation of or conversion to a
Base Rate Loan shall be in a minimum amount of $1,000,000 or any whole multiple of $100,000 in excess thereof.

		(b)	Revolving Credit Loans.



			(i)	The Borrower shall give the Agent notice
in the form attached hereto as Exhibit K (a "Notice of Borrowing") prior to 11:00 A.M. (Atlanta, Georgia time) on the Domestic Business Day of each Base Rate Borrowing and at least 3
Euro-Dollar Business Days before each Euro-Dollar Borrowing, specifying:



				(A)	the date of such  Borrowing, which shall
be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar
Borrowing,



(B) 				the aggregate amount
of such Borrowing,

				(C)	whether the Revolving Credit Loans
comprising such Borrowing are to be Base Rate Loans or Euro-
Dollar Loans, and

				(D)	in the case of a Euro-Dollar Borrowing,
the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

			(ii)	Upon receipt of a Notice of Borrowing,
the Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

			(iii) Not later than 2:00 P.M. (Atlanta, Georgia time) on the date of each Revolving Credit Borrowing, each Bank shall (except as provided in subsection (b)(iv) of this Section) make available its ratable share of such Revolving Credit
Borrowing, in Federal or other funds immediately available in Atlanta, Georgia, to the Agent at its address referred to in or specified pursuant to Section 9.01. Unless the Agent determines that any applicable condition specified in Article III has not been satisfied, the Agent will make the funds so received from the Banks available to the Borrower at the Agent's aforesaid address. Unless the Agent receives notice from a Bank, at the Agent's address referred to in Section 9.01, no later than (i)
4:00 P.M. (local time at such address) on the Domestic Business
Day before the date of a Euro-Dollar Borrowing, or (ii) 11:30
A.M. (local time at such address) on the Domestic Business Day of a Base Rate Borrowing, stating that such Bank will not make a Revolving Credit Loan in connection with such Borrowing, the Agent shall be entitled to assume that such Bank will make a Revolving Credit Loan in connection with such Borrowing and, in reliance on such assumption, the Agent may (but shall not be obligated to) make available such Bank's ratable share of such Borrowing to the Borrower for the account of such Bank. If the Agent makes such Bank's ratable share available to the Borrower and such Bank does not in fact make its ratable share of such Borrowing available on such date, the Agent shall be entitled to recover such Bank's ratable share from such Bank or the Borrower
(and for such purpose shall be entitled to charge such amount to any account of the Borrower maintained with the Agent), together with interest thereon for each day during the period from the date of such Borrowing until such sum shall be paid in full at a rate per annum equal to the rate at which the Agent determines that it obtained (or could have obtained) overnight Federal funds to cover such amount for each such day during such period, provided that any such payment by the Borrower of such Bank's ratable share and interest thereon shall be without prejudice to any rights that the Borrower may have against such Bank. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank's Revolving Credit
Loan included in such Borrowing for purposes of this Agreement.

			(iv) If any Bank makes a new Revolving Credit Loan hereunder on a day on which the Borrower is to repay all or any part of an outstanding Revolving Credit Loan from such Bank, such Bank shall apply the proceeds of its new Revolving Credit Loan to make such repayment and only an amount equal to the difference
(if any) between the amount being borrowed and the amount being repaid shall be made available by such Bank to the Agent as provided in subsection (b) (iii) of this Section, or remitted by the Borrower to the Agent as provided in Section 2.12, as the case may be.

			(v)	Notwithstanding anything to the contrary
contained herein, the proceeds of any Base Rate Borrowing shall be applied first to repay the unpaid principal amount of all Base
Rate Loans (if any) which are Revolving Credit Loans outstanding immediately before such Base Rate Borrowing.

			(vi) In the event that a Notice of Borrowing fails to specify whether the Loans comprising such Borrowing are to be Base Rate Loans or Euro-Dollar Loans, such Loans shall be made as Base Rate Loans. If the Borrower is otherwise entitled under this Agreement to repay any Loans maturing at the end of an Interest Period applicable thereto with the proceeds of a new
Borrowing, and the Borrower fails to repay such Loans using its own moneys and fails to give a Notice of Borrowing in connection with such new Borrowing, a new Borrowing shall be deemed to be made on the date such Loans mature in an amount equal to the principal amount of the Loans so maturing, and the Loans comprising such new Borrowing shall be Base Rate Loans.

		(c)	Notwithstanding anything to the contrary contained
in this Agreement, no Euro-Dollar Borrowing may be made if there shall have occurred a Default or an Event of Default, which Default or Event of Default shall not have been cured or waived in writing.

		(d)	Notwithstanding anything to the contrary contained
herein, there shall not be more than 8 different Interest Periods outstanding at the same time with respect to Euro-Dollar Loans.

	SECTION 2.03.  Money Market Loans.

		 (a)	In addition to making Revolving Credit Borrowings,
at any time after the date on which the Borrower has delivered the financial statements required under Section 5.01(b) for the Fiscal Quarter ending on June 30, 1998 and the ratio of Consolidated Funded Debt to Consolidated Total Capitalization is less than 50%, the Borrower may, as set forth in this Section, request the Banks to make offers to make Money Market Loans to the Borrower. The Banks may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section, provided that:

			(i)	there may be no more than 8 different
Interest Periods for both Euro-Dollar Loans constituting
Revolving Credit Loans and Money Market Loans outstanding at the same time (for which purpose Interest Periods described in different numbered clauses of the definition of the term
"Interest Period" shall be deemed to be different Interest
Periods even if they are coterminous); and

			(ii)	the aggregate principal amount of all
Money Market Loans, together with the aggregate principal amount of all Revolving Credit Loans, at any one time outstanding shall not exceed the aggregate amount of the Revolving Credit
Commitments of all of the Banks at such time.

		(b)	When the Borrower wishes to request offers to make
Money Market Loans, it shall give the Agent (which shall promptly notify the Banks) notice substantially in the form of Exhibit E hereto (a "Money Market Quote Request") so as to be received no later than 12:00 P.M. (Atlanta, Georgia time) on the second
Domestic Business Day prior to the date of the Money Market
Borrowing proposed therein (or such other time and date as the Borrower and the Agent, with the consent of the Required Banks, may agree), specifying:

			(i)	the proposed date of such Money Market
Borrowing, which shall be a Domestic Business Day (the "Quotation
Date");

			(ii)	the aggregate amount of such Money
Market Borrowing, which shall be at least $5,000,000 (and in larger multiples of $1,000,000) but shall not cause the limits specified in Section 2.03(a) to be violated; and

			(iii)  the duration of the Interest Period
applicable thereto, which shall be 7 to 180 days.

	The Borrower may request offers to make Money Market Loans for up to three different Interest Periods in a single Money Market Quote Request; provided that the request for each separate Interest Period shall be deemed to be a separate Money Market Quote Request for a separate Money Market Borrowing. Except as otherwise provided in the immediately preceding sentence, the Borrower shall not deliver a Money Market Quote Request more frequently than once every 5 Domestic Business Days.

		(c)

			(i)	Each Bank may, but shall have no
obligation to, submit a Money Market Quote containing an offer to make a Money Market Loan in response to any Money Market Quote Request; provided that, if the Borrower's request under Section 2.03(b) specified more than one Interest Period, such Bank may, but shall have no obligation to, make a single submission containing a separate offer for each such Interest Period and each such separate offer shall be deemed to be a separate Money Market Quote. Each Money Market Quote must be submitted to the Agent not later than 10:00 A.M. (Atlanta, Georgia time) on the Quotation Date (or such other time and date as the Borrower and the Agent, with the consent of the Required Banks, may agree); provided that any Money Market Quote submitted by Wachovia may be submitted, and may only be submitted, if Wachovia notifies the Borrower of the terms of the offer contained therein not later than 9:45 A.M. (Atlanta, Georgia time) on the Quotation Date. Subject to Section 6.01, any Money Market Quote so made shall be irrevocable except with the written consent of the Agent given on the instructions of the Borrower.

			(ii)	Each Money Market Quote shall be in
substantially the form of Exhibit F hereto and shall specify:

				(A)	the proposed date of the Money Market
Borrowing and the duration of the Interest Period therefor, which shall be 7 to 180 days;

				(B)	the maximum principal amount of the
Money Market Loan which the quoting Bank is willing to make for the applicable Interest Period, which principal amount (x) may be greater than or less than the Revolving Credit Commitment of the quoting Bank, (y) shall be at least $5,000,000 or a larger multiple of $1,000,000, and (z) may not exceed the principal amount of the Money Market Borrowing for which offers were requested;

				(C)	the rate of interest per annum (rounded,
if necessary, to the nearest 1/100th of 1%) (the "Money Market
Rate") offered for each such Money Market Loan; and

				(D)	the identity of the quoting Bank.

Unless otherwise agreed by the Agent and the Borrower, no Money Market Quote shall contain qualifying, conditional or similar language or propose terms other than or in addition to those set forth in the applicable Money Market Quote Request (other than setting forth the maximum principal amount of the Money Market Loan which the quoting Bank is willing to make for the applicable Interest Period).

		(d)	The Agent shall as promptly as practicable after
the Money Market Quote is submitted (but in any event not later than 10:30 A.M. (Atlanta, Georgia time) notify the Borrower of the terms (i) of any Money Market Quote submitted by a Bank that is in accordance with Section 2.03(c) and (ii) of any Money
Market Quote that amends, modifies or is otherwise inconsistent with a previous Money Market Quote submitted by such Bank with respect to the same Money Market Quote Request. Any such subsequent Money Market Quote shall be disregarded by the Agent unless such subsequent Money Market Quote is submitted solely to correct a manifest error in such former Money Market Quote. The
Agent's notice to the Borrower shall specify (A) the maximum aggregate principal amount of the Money Market Borrowing for which offers have been received and (B) the maximum principal amount and Money Market Rates so offered by each Bank
(identifying the Bank that made each Money Market Quote).

		(e)	Not later than 11:00 A.M. (Atlanta, Georgia time)
on the Quotation Date (or such other time and date as the Borrower and the Agent, with the consent of the Required Banks, may agree), the Borrower shall notify the Agent of its acceptance or nonacceptance of the offers so notified to it pursuant to
Section 2.03(d) and the Agent shall promptly notify each Bank that has submitted a Money Market Quote. In the case of acceptance, such notice shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The
Borrower may accept any Money Market Quote in whole or in part
(provided that any Money Market Quote accepted in part from any Bank shall not be less than the amount set forth in the Money
Market Quote of such Bank as the minimum principal amount of the Money Market Loan such Bank was willing to make for the applicable Interest Period); provided that:

			(i)	the aggregate principal amount of each
Money Market Borrowing may not exceed the applicable amount set forth in the related Money Market Quote Request;

			(ii)	the aggregate principal amount of each
Money Market Borrowing shall be at least $5,000,000 (and in larger multiples of $1,000,000) but shall not cause the limits specified in Section 2.03(a) to be violated;

			(iii) acceptance of offers may only be made in ascending order of Money Market Rates; and

			(iv) the Borrower may not accept any offer where the Agent has advised the Borrower that such offer fails to comply with Section 2.03(c)(ii) or otherwise fails to comply with the requirements of this Agreement (including, without limitation, Section 2.03(a)).

If offers are made by two or more Banks with the same Money Market Rates for a greater aggregate principal amount than the amount in respect of which offers are accepted for the related Interest Period, the principal amount of Money Market Loans in respect of which such offers are accepted shall be allocated by the Borrower among such Banks as nearly as possible (in multiples of $100,000) in proportion to the aggregate principal amount of such offers. Determinations by the Borrower of the amounts of Money Market Loans shall be conclusive in the absence of manifest error.

		(f)	Any Bank whose offer to make any Money Market Loan
has been accepted shall, not later than 2:00 P.M. (Atlanta, Georgia time) on the Quotation Date, make the amount of such Loan available to the Agent at its address referred to in Section 9.01 in immediately available funds. The amount so received by the Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower on such date by depositing the same, in immediately available funds, in an account of such Borrower maintained with Wachovia.




	SECTION 2.04.	Notes .

		(a)	The Term Loans shall be evidenced by notes of the
Borrower for each Bank, payable to the order of such Bank, for the account of its Lending Office in principal amounts equal to the amount of such Bank's Term Loan Commitment. Each such note shall be dated the date hereof and shall be substantially in the form attached hereto as Exhibit A-1 (the "Term Loan Note") and otherwise duly completed.

		(b)	The Revolving Credit Loans of each Bank shall be
evidenced by a single note in the form of Exhibit A-2 attached hereto (individually, the "Revolving Credit Note" and collectively, the "Revolving Credit Notes") payable to the order of such Bank for the account of its Lending Office in an amount equal to the original principal amount of such Bank's Revolving
Credit Commitment.

		(c) 	The Money Market Loans made by any Bank to the
Borrower shall be evidenced by a single note in the form of Exhibit A-3 attached hereto (the "Money Market Note") payable to the order of such Bank for the account of its Lending Office.

		(d)	Upon receipt of each Bank's Notes pursuant to
Section 3.01, the Agent shall deliver such Notes to such Bank.
Each Bank shall record, and prior to any transfer of its Notes shall endorse on the schedule forming a part thereof appropriate notations to evidence, the date, amount and maturity of, and effective interest rate for, each Loan made by it, the date and amount of each payment of principal made by the Borrower with respect thereto and whether, in the case of such Bank's Term Loan Note and Revolving Credit Note, such Loan is a Base Rate Loan or Euro-Dollar Loan, and such schedule shall constitute rebuttable presumptive evidence of the principal amount owing and unpaid on such Bank's Notes; provided that the failure of any Bank to make, or any error in making, any such recordation or endorsement shall not affect the obligation of the Borrower hereunder or under the Notes or the ability of any Bank to assign its Notes. Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Notes and to attach to and make a part of any Note a continuation of any such schedule as and when required.

	SECTION 2.05.	Scheduled Repayment of the Loans .

		(a)	Unless due sooner pursuant to the provisions of
Article VI, and subject to Section 2.10 and Section 2.11, the aggregate principal amount of the Term Loans shall be due and payable and shall be repaid by the Borrower in sixteen (16) installments on the last Domestic Business Day of March, June, September and December commencing September 30, 1999. The amount of each such installment shall be equal to the amount set forth below opposite the payment date for such principal installment:

Payment Date in the
Month and Year Indicated:                 Principal Amount

September 1999                               $3,750,000
December 1999                                $3,750,000
March 2000                                   $3,750,000
June 2000                                    $3,750,000
September 2000                               $5,000,000
December 2000                                $5,000,000
March 2001                                   $5,000,000
June 2001                                    $5,000,000
September 2001                               $5,000,000
December 2001                                $5,000,000
March 2002                                   $5,000,000
June 2002                                    $5,000,000
September 2002                               $5,000,000
December 2002                                $5,000,000
March 2003                                   $5,000,000
June 2003                                      Balance


The entire unpaid principal of, and all accrued and unpaid interest on, the Term Loans, if not sooner paid, shall be due and payable in full on June 30, 2003 (the "Term Loan Maturity Date").

		(b)	Each Revolving Credit Loan included in any
Borrowing and each Money Market Loan shall mature, and the principal amount thereof shall be due and payable, on the earlier of (i) the last day of the Interest Period applicable to such Loan; or (ii) the Revolving Credit Maturity Date.

	SECTION 2.06.	Interest Rates.

		(a) 	The "Applicable Margin" for Revolving Credit Loans
shall be determined quarterly based upon the ratio of Consolidated Funded Debt to Consolidated Total Capitalization
(calculated as of the last day of each Fiscal Quarter), as follows:

Ratio of Consolidated Funded Debt
to	Consolidated Total Capitalization		Base Rate Loans 	Euro-Dollar Loans

Greater than or equal to 50%                 0%              .50%

Greater than or equal to 40% but
less than 50%                                0%              .40%

Greater than or equal to 30% but
less than 40%                                0%              .35%

Less than 30%                                0%              .25%


		(b)	The "Applicable Margin" for Term Loans shall be
determined quarterly based upon the ratio of Consolidated Funded
Debt to Consolidated Total Capitalization (calculated as of the last day of each Fiscal Quarter), as follows:

Ratio of Consolidated Funded Debt
to	Consolidated Total Capitalization	  Base Rate Loans 	Euro-Dollar Loans

Greater than or equal to 50%                 0%               .75%

Greater than or equal to 40% but
less than 50%                                0%               .625%

Greater than or equal to 30% but
less than 40%                                0%               .50%

Less than 30%                                0%               .375%


		(c)	The Applicable Margin shall be determined
effective as of the date (herein, the "Rate Determination Date") which is 60 days after the last day of the Fiscal Quarter as of the end of which the foregoing ratio is being determined, based on the quarterly financial statements for such Fiscal Quarter, and the Applicable Margin so determined shall remain effective from such Rate Determination Date until the date which is 60 days after the last day of the Fiscal Quarter in which such Rate

Determination Date falls (which latter date shall be a new Rate Determination Date); provided that (i) for the period from and including the Closing Date to but excluding the Rate Determination Date next following the Closing Date, the Applicable Margin shall be (A) 0% for Base Rate Loans and .50% for Euro-Dollar Loans constituting Revolving Credit Loans and (B) 0% for Base Rate Loans and .75% for Euro-Dollar Loans constituting Term Loans, (ii) in the case of any Applicable Margin determined for the fourth and final Fiscal Quarter of a Fiscal Year, the Rate Determination Date shall be the date which is 120 days after the last day of such final Fiscal Quarter and such Applicable Margin shall be determined based upon the annual audited financial statements for the Fiscal Year ended on the last day of such final Fiscal Quarter, and (iii) if on any Rate Determination Date the Borrower shall have failed to deliver to the Banks the financial statements required to be delivered pursuant to Section 5.01(a) or Section 5.01(b) with respect to the Fiscal Year or Fiscal Quarter, as the case may be, most recently ended prior to such Rate Determination Date, then for the period beginning on such Rate Determination Date and ending on the earlier of (A) the date on which the Borrower shall deliver to the Banks the financial statements to be delivered pursuant to Section 5.01(b) with respect to such Fiscal Quarter or any subsequent Fiscal Quarter, or (B) the date on which the Borrower shall deliver to the Banks annual financial statements required to be delivered pursuant to Section 5.01(a) with respect to the Fiscal Year which includes such Fiscal Quarter or any subsequent Fiscal Year, the Applicable Margin shall be determined as if the ratio of Consolidated Funded Debt to Consolidated Total Capitalization was more than 50% at all times during such period. Any change in the Applicable Margin on any Rate Determination Date shall result in a corresponding change, effective on and as of such Rate Determination Date, in the interest rate applicable to each Loan (other than Money Market Loans) outstanding on such Rate Determination Date, provided that: (i) for Euro-Dollar Loans, changes in the Applicable Margin shall only be effective for Interest Periods commencing on or after the Rate Determination Date; and (ii) no Applicable Margin shall be decreased pursuant to this Section 2.06 if a Default is in existence on the Rate Determination Date.

		(d)	Each Base Rate Loan shall bear interest on the
outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Base Rate for such day plus the Applicable Margin applicable to such Loan . Such interest shall be payable for each Interest Period on the last day thereof. Any overdue principal of and, to the extent permitted by applicable law, overdue interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the Default Rate.

		(e)	Each Euro-Dollar Loan shall bear interest on the
outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin applicable to such Euro-Dollar Loan plus the applicable Adjusted London Interbank Offered Rate for such
Interest Period; provided that if any Euro-Dollar Loan shall, as a result of clause (1)(c) of the definition of Interest Period, have an Interest Period of less than one month, such Euro-Dollar
Loan shall bear interest during such Interest Period at the rate applicable to Base Rate Loans during such period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than 3 months, at intervals of 3 months after the first day thereof. Any overdue principal of and, to the extent permitted by applicable law, overdue interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the Default Rate.

	The "Adjusted London Interbank Offered Rate" applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher
1/100th of 1%) by dividing (i) the applicable London Interbank Offered Rate for such Interest Period by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

	The "London Interbank Offered Rate" applicable to any Euro-Dollar Loan means for the Interest Period of such Euro-Dollar
Loan the rate per annum determined on the basis of the rate for deposits in Dollars of amounts equal or comparable to the principal amount of such Euro-Dollar Loan offered for a term comparable to such Interest Period, which rate appears on the display designated as Page "3750" of the Telerate Service (or such other page as may replace Page 3750 of that service or such other service or services as may be nominated by the British Banker's Association for the purpose of displaying London
Interbank Offered Rates for U.S. Dollar deposits) determined as of 1:00p.m. New York City time, 2 Euro-Dollar Business Days prior to the first day of such Interest Period.

	"Euro-Dollar Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents). The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

		(f)	Each Money Market Loan shall bear interest on the
outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Money Market
Rate for such Loan quoted by the Bank making such Loan in accordance with Section 2.03. Such interest shall be payable for such Interest Period on the last day thereof and, if such Interest Period is longer than 90 days, at intervals of 90 days after the first day thereof. Any overdue principal of and, to the extent permitted by law, overdue interest on any Money Market
Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the Default Rate.

		(g)	Any change in the interest rate applicable to the
Loans, or any portion thereof, resulting from any change in the Applicable Margins, the Base Rate or the Euro-Dollar Reserve
Percentage shall become effective as of the opening of business on the day on which such change in the Applicable Margins, the Base Rate or the Euro-Dollar Reserve Percentage, as the case may be, becomes effective.

		(h)	The Agent shall determine each interest rate
applicable to the Loans hereunder. The Agent shall give prompt notice to the Borrower and the Banks by telecopy of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

		(i)	After the occurrence and during the continuance of
a Default, the principal amount of the Loans (and, to the extent permitted by applicable law, all accrued interest thereon) may, at the election of the Required Banks, bear interest at the Default Rate; provided, however, that automatically whether or not the Required Banks elect to do so, any overdue principal of and, to the extent permitted by law, overdue interest on any Loan shall bear interest payable on demand, for each day until paid at a rate per annum equal to the Default Rate.

	SECTION 2.07.	Fees .

		(a)	The Borrower shall pay to the Agent for the
ratable account of each Bank a facility fee equal to the product of: (i) the aggregate of the daily average amounts of such Bank's Revolving Credit Commitment, times (ii) a per annum percentage equal to the Applicable Facility Fee Rate. Such facility fee shall accrue from and including the Closing Date to and including the Revolving Credit Maturity Date. Facility fees shall be payable quarterly in arrears on the first Facility Fee Payment Date following each Facility Fee Determination Date and on the Revolving Credit Maturity Date; provided that should the Revolving Credit Commitments be terminated at any time prior to the Revolving Credit Maturity Date for any reason, the entire accrued and unpaid facility fee shall be paid on the date of such termination. The "Applicable Facility Fee Rate" shall be determined quarterly based upon the ratio of Consolidated Funded Debt to Consolidated Total Capitalization (calculated as of the last day of each Fiscal Quarter) as follows:


Ratio of Consolidated Funded
   Debt to Consolidated                Applicable Facility
	  Total Capitalization                      Fee Rate

Greater than or equal to 50%                    .25%

Greater than or equal to 40% but
less than .50%                                  .20%

Greater than or equal to 30% but
less than 40%                                   .15%

Less than 30%                                   .125%


The Applicable Facility Fee Rate shall be determined effective as of the date (herein, the "Facility Fee Determination Date") which is 60 days after the last day of the Fiscal Quarter as of the end of which the foregoing ratio is being determined, based on the quarterly financial statements for such Fiscal Quarter, and the

Applicable Facility Fee Rate so determined shall remain effective from such Facility Fee Determination Date until the date which is 60 days after the last day of the Fiscal Quarter in which such Facility Fee Determination Date falls (which latter date shall be a new Facility Fee Determination Date); provided that (i) for the period from and including the Closing Date to but excluding the Facility Fee Determination Date next following the Closing Date, the Applicable Facility Fee Rate shall be .25%; (ii) in the case of any Applicable Facility Fee Rate determined for the fourth and final Fiscal Quarter of a Fiscal Year, the Facility Fee Determination Date shall be the date which is 120 days after the last day of such final Fiscal Quarter and such Applicable Facility Fee Rate shall be determined based upon the annual audited financial statements for the Fiscal Year ended on the last day of such final Fiscal Quarter, and (iii) if on any Facility Fee Determination Date the Borrower shall have failed to deliver to the Banks the financial statements required to be delivered pursuant to Section 5.01(a) or Section 5.01(b) with respect to the Fiscal Year or the Fiscal Quarter, as the case may be, most recently ended prior to such Facility Fee Determination Date, then for the period beginning on such Facility Fee Determination Date and ending on the earlier of (A) the date on which the Borrower shall deliver to the Banks the financial statements to be delivered pursuant to Section 5.01(b) with respect to such Fiscal Quarter or any subsequent Fiscal Quarter, and (B) the date on which the Borrower shall deliver to the Banks annual financial statements required to be delivered pursuant to
Section 5.01(a) with respect to the Fiscal Year which includes such Fiscal Quarter or any subsequent Fiscal Year, the Applicable Facility Fee Rate shall be determined as if the ratio of Consolidated Funded Debt to Consolidated Total Capitalization was more than 50% at all times during such period; provided that the Applicable Facility Fee Rate shall not be decreased pursuant to this Section 2.07(a) if a Default is in existence on the related Facility Fee Determination Date.

		(b)	The Borrower shall pay to the Agent, for the
account and sole benefit of the Agent, such fees and other amounts at such times as set forth in the Agent's Letter
Agreement.

	SECTION 2.08.	Optional Termination or Reduction of
Revolving Credit Commitments . The Borrower may, upon at least 3 Domestic Business Days' notice to the Agent, terminate at any time, or proportionately reduce from time to time by an aggregate amount of at least $10,000,000 or any larger multiple of $5,000,000, the Revolving Credit Commitments; provided, however, no such termination or reduction shall be in an amount greater than the Total Unused Commitments on the date of such termination or reduction. If the Revolving Credit Commitments are terminated in their entirety, all accrued fees (as provided under Section 2.07) shall be payable on the effective date of such termination.

	SECTION 2.09.	Mandatory Reduction and Termination of
Revolving Credit Commitments . The Revolving Credit Commitments shall terminate on the Revolving Credit Maturity Date and any Revolving Credit Loans or Money Market Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date.

	SECTION 2.10.	Optional Prepayments .

		(a)	Term Loans.   The Borrower shall have the right at
any time, or from time to time, upon at least one Domestic
Business Day's prior written notice to the Agent, to prepay all or a portion of the principal of the Term Loans which bear interest at a rate based on the Base Rate, without premium or penalty; provided that each partial prepayment shall be in an aggregate principal amount of at least $10,000,000 or any whole multiple of $5,000,000 in excess thereof. Any partial prepayment pursuant to this subparagraph (a) shall be applied ratably to the payment of the remaining principal installments of Term Loans based on the amount of each such remaining principal installment.
Except as provided in Section 8.02, the Borrower may not prepay all or any portion of any Euro-Dollar Loan prior to the last day of an Interest Period applicable thereto. Upon receipt of a notice of prepayment pursuant to this subparagraph (a), the Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share of such prepayment and such notice thereafter shall not be revocable by the Borrower.

		(b)	Revolving Credit Loans.   The Borrower may, upon
at least 1 Domestic Business Day's notice to the Agent, prepay any Base Rate Borrowing consisting of Revolving Credit Loans in whole at any time, or from time to time in part in amounts aggregating at least $1,000,000, or any larger multiple of $100,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Base Rate Loans which are Revolving Credit Loans of the several
Banks included in such Base Rate Borrowing. Except as provided in Section 8.02, the Borrower may not prepay all or any portion of the principal amount of any Euro-Dollar Loan or any Money
Market Loan prior to the last day of an Interest Period applicable thereto. Upon receipt of a notice of prepayment pursuant to this Subparagraph (b), the Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share of such prepayment and such notice shall not thereafter be revocable by the Borrower.

	SECTION 2.11.	Mandatory Prepayments .

		(a)	Mandatory Prepayments of Net Proceeds of
Indebtedness/Equity Issuance. In the event and on each occasion that the Borrower or any of its Subsidiaries shall issue any Capital Stock or issue or incur any Indebtedness, the Borrower shall, concurrently with such issuance or incurrence, immediately give the notice required by Section 2.11(c), and not more than three (3) Euro-Dollar Business Days thereafter remit to the Agent, as a mandatory prepayment of the Term Loans, an amount equal to 50% of the Net Proceeds of Capital Stock/Conversion of Debt (in the case of issuance of Capital Stock) or 100% of the Net Proceeds of Indebtedness (in the case of issuance of Indebtedness). Prepayments made pursuant to this Section 2.11(a) shall be applied ratably to the payment of the remaining principal installments of Term Loans based on the amount of each such remaining principal installment.

		(b)	Mandatory Prepayment of Revolving Credit Loans. On
each date on which the Revolving Credit Commitments are reduced pursuant to Section 2.08 or Section 2.09, the Borrower shall repay or prepay such principal amount of the outstanding
Revolving Credit Loans, if any (together with interest accrued thereon and any amounts due under Section 8.05(a)), as may be necessary so that after such payment the aggregate unpaid principal amount of the Revolving Credit Loans does not exceed the aggregate amount of the Revolving Credit Commitments as then reduced. Each such payment or prepayment shall be applied to repay or prepay ratably the Revolving Credit Loans of the several
Banks; provided that such prepayment shall be applied, first, to Revolving Credit Loans outstanding on the date of such prepayment
(in direct order of maturity) and then, to the extent necessary, to Money Market Loans outstanding on the date of such prepayment
(in direct order of maturity).

		(c)	General Prepayment Provisions.  Except as
expressly provided in Section 2.10 and this Section, no prepayment of the Loans or the Notes is permitted. Notwithstanding anything to the contrary in this Section, the Borrower shall give the Agent, not less than three (3) Euro-Dollar Business Days or (if the only Loans to be prepaid are Base Rate Loans) one (1) Domestic Business Day prior to the date of any mandatory prepayment, written notice specifying the prepayment date, the amount of such prepayment and that such prepayment is being made pursuant to this Section (specifying the subsection of this Section pursuant to which such prepayment is being made). Such a notice having been given, the prepayment amount specified therein and interest thereon shall be due on the prepayment date specified therein. Any such notice shall be irrevocable. The Borrower shall pay with any optional or mandatory prepayment of the Loans all accrued interest on the principal of the Loans so prepaid to the date of such prepayment, all amounts required to be paid under Section 8.05 in connection with such prepayment, and, upon the prepayment in whole of the Loans, any and all other obligations of the Borrower hereunder.

	SECTION 2.12.	General Provisions as to Payments .

		(a)	The Borrower shall make each payment of principal
of, and interest on, the Loans and of facility fees hereunder, not later than 11:00 A.M. (Atlanta, Georgia time) on the date when due, in Federal or other funds immediately available in Atlanta, Georgia, to the Agent at its address referred to in
Section 9.01. The Agent will promptly distribute to each Bank its ratable share of each such payment received by the Agent for the account of the Banks.

		(b)	Whenever any payment of principal of, or interest
on, Base Rate Loans or the Money Market Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic
Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

		(c)	All payments of principal, interest and fees and
all other amounts to be made by the Borrower pursuant to this Agreement with respect to any Loan or fee relating thereto shall be paid without deduction for, and free from, any tax, imposts, levies, duties, deductions, or withholdings of any nature now or at anytime hereafter imposed by any governmental authority or by any taxing authority thereof or therein excluding in the case of each Bank, taxes imposed on or measured by its net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank is organized or any political subdivision thereof and, in the case of each Bank, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Bank's applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, imposts, levies, duties, deductions or withholdings of any nature being "Taxes"). In the event that the Borrower is required by applicable law to make any such withholding or deduction of Taxes with respect to any Loan or fee or other amount, the Borrower shall pay such deduction or withholding to the applicable taxing authority, shall promptly furnish to any Bank in respect of which such deduction or withholding is made all receipts and other documents evidencing such payment and shall pay to such Bank additional amounts as may be necessary in order that the amount received by such Bank after the required withholding or other payment shall equal the amount such Bank would have received had no such withholding or other payment been made. If no withholding or deduction of Taxes are payable in respect of any Loan or fee relating thereto, the Borrower shall furnish any Bank, at such Bank's request, a certificate from each applicable taxing authority or an opinion of counsel acceptable to such Bank, in either case stating that such payments are exempt from or not subject to withholding or deduction of Taxes. If the Borrower fails to provide such original or certified copy of a receipt evidencing payment of Taxes or certificate(s) or opinion of counsel of exemption, the Borrower hereby agrees to compensate such Bank for, and indemnify it with respect to, the tax consequences of the Borrower's failure to provide evidence of tax payments or tax exemption.

	In the event any Bank receives a refund of any Taxes paid by the Borrower pursuant to this Section 2.12, it will pay to the Borrower the amount of such refund promptly upon receipt thereof; provided, however, if at any time thereafter it is required to return such refund, the Borrower shall promptly repay to it the amount of such refund.

	Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.12 shall be applicable with respect to any Participant, Assignee or other Transferee, and any calculations required by such provisions (i) shall be made based upon the circumstances of such Participant, Assignee or other Transferee, and (ii) constitute a continuing agreement and shall survive the termination of this Agreement and the payment in full or cancellation of the Notes.

	SECTION 2.13.	Computation of Interest and Fees .
Interest on Base Rate Loans shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Interest on Euro-Dollar Loans and interest on Money Market Loans shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed, calculated as to each Interest Period from and including the first day thereof to but excluding the last day thereof. Facility fees and any other fees payable hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

 	ARTICLE III

CONDITIONS TO BORROWINGS

	SECTION 3.01.	Conditions to First Borrowing .  The
obligation of each Bank to make a Loan on the occasion of the first Borrowing is subject to the satisfaction of the conditions set forth in Section 3.02 and the following additional conditions:

		(a)	receipt by the Agent from each of the parties
hereto of either (i) a duly executed counterpart of this Agreement signed by such party or (ii) a facsimile transmission stating that such party has duly executed a counterpart of this Agreement and sent such counterpart to the Agent;

		(b)	receipt by the Agent of a duly executed Term Note,
Revolving Credit Note and Money Market Note for the account of each Bank complying with the provisions of Section 2.04;

		(c)	receipt by the Agent of an opinion (together with
any opinions of local counsel relied on therein) of Baker &
McKenzie, counsel for the Borrower and the Guarantors, dated as of the Closing Date, substantially in the form of Exhibit C hereto and covering such additional matters relating to the transactions contemplated hereby as the Agent or any Bank may reasonably request;

		(d)	receipt by the Agent of an opinion of Womble
Carlyle Sandridge & Rice, PLLC, special counsel for the Agent, dated as of the Closing Date, substantially in the form of Exhibit D hereto and covering such additional matters relating to the transactions contemplated hereby as the Agent may reasonably request;

		(e)	receipt by the Agent of a certificate (the
"Closing Certificate"), dated the Closing Date, substantially in the form of Exhibit G hereto, signed by a principal financial officer of the Borrower, to the effect that (i) no Default has occurred and is continuing on the date of the first Borrowing and
(ii) the representations and warranties of the Borrower contained in Article IV are true on and as of the date of the first Borrowing hereunder;

		(f)	receipt by the Agent of all documents which the
Agent or any Bank may reasonably request relating to the existence of each Loan Party, the corporate authority for and the validity of the Loan Documents, and any other matters relevant hereto, all in form and substance satisfactory to the Agent, including without limitation a certificate of incumbency of each Loan Party (the "Officer's Certificate"), signed by the Secretary or an Assistant Secretary of such Loan Party, substantially in the form of Exhibit H hereto, certifying as to the names, true signatures and incumbency of the officer or officers of such Loan
Party authorized to execute and deliver the Loan Documents, and certified copies of the following items: (i) such Loan Party's Certificate of Incorporation, (ii) Bylaws, (iii) a certificate of the Secretary of State of the State of such Loan Party's state of incorporation, as to the good standing of the Loan Party in such State, and (iv) the action taken by the Board of Directors of such Loan Party authorizing its execution, delivery and performance of the Loan Documents to which such Loan Party is a party;

		(g)	receipt by the Agent of a Notice of Borrowing (in
the case of a Revolving Credit Borrowing) or a Money Market Quote
Request (in the case of a Money Market Borrowing); and



		(h)	the Banks shall have received copies of the
Acquisition Document and any material documents related to the Pending Acquisition and shall be satisfied in the Banks' sole discretion with the terms of the Pending Acquisition and the Acquisition Document and any such additional material documents related to the Pending Acquisition;

		(i)	the Borrower shall have demonstrated to the Agent
in the Agent's sole discretion that all conditions to the closing of the Pending Acquisition required to be met have been met or waived (with the Agent's consent), and that the Acquisition
Document is in full force and effect, and that the consummation of the Pending Acquisition will occur immediately upon the funding of the initial Loans under this Agreement;

		(j) 	there shall not have occurred any event, act,
condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding) whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, which would have or cause a material adverse change in, or a material adverse effect upon, any of the financial condition, operations, business, properties or prospects of Fuel Systems
Textron Inc. since December 31, 1997; and



		(k)	such other documents or items as the Agent, the
Banks or their counsel may reasonably request.

	SECTION 3.02.	Conditions to All Borrowings .  The
obligation of each Bank to make a Loan on the occasion of each Borrowing is subject to the satisfaction of the following conditions:

		(a)	either (i) receipt by the Agent of Notice of
Borrowing as required by Section 2.02 (if such Borrowing is not a Money Market Borrowing), or (ii) compliance with the provisions of Section 2.03 (if such Borrowing is a Money Market Borrowing);

		(b)	the fact that, immediately before and after such
Borrowing, no Default shall have occurred and be continuing;

		(c)	the fact that the representations and warranties
of the Borrower contained in Article IV of this Agreement and the representations and warranties of each of the Loan Parties contained in the Loan Documents shall be true on and as of the date of such Borrowing; and

		(d)	the fact that, immediately after such Borrowing
(i) the aggregate outstanding principal amount of the Revolving
Credit Loans of each Bank will not exceed the amount of its Revolving Credit Commitment and (ii) the aggregate outstanding principal amount of the Revolving Credit Loans will not exceed the aggregate amount of the Revolving Credit Commitments of all of the Banks as of such date.

Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the truth and accuracy of the facts specified in clauses (b), (c) and (d) of this Section; provided that such Borrowing shall not be deemed to be such a representation and warranty to the effect set forth in Section 4.04(b) as to any event, act or condition having a Material Adverse Effect which has theretofore been disclosed in writing by the Borrower to the Banks if the aggregate outstanding principal amount of the Loans immediately after such Borrowing will not exceed the aggregate outstanding principal amount thereof immediately before such Borrowing.

 ARTICLE IV

REPRESENTATIONS AND WARRANTIES

		The Borrower represents and warrants that:

	SECTION 4.01.	Corporate Existence and Power .  The
Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

	SECTION 4.02.	Corporate and Governmental
Authorization; No Contravention . The execution, delivery and performance by the Loan Parties of this Agreement, the Notes and the other Loan Documents (i) are within the Loan Parties' corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) require no action by or in respect of, or filing with, any governmental body, agency or official, (iv) do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries, and (v) do not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

	SECTION 4.03.	Binding Effect .  This Agreement
constitutes a valid and binding agreement of the Borrower enforceable in accordance with its terms, and the Notes and the other Loan Documents, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of each of the Loan Parties that are a party thereto enforceable in accordance with their respective terms, provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors' rights generally.

	SECTION 4.04.	Financial Information .

		(a)	The consolidated balance sheet of the Borrower and
its Consolidated Subsidiaries as of September 30, 1997 and the related consolidated statements of income, shareholders' equity and cash flows for the Fiscal Year then ended, reported on by Coopers & Lybrand L.L.P., copies of which have been delivered to each of the Banks, and the unaudited consolidated financial statements of the Borrower for the interim period ended March
31,1998, copies of which have been delivered to each of the Banks, fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated
Subsidiaries as of such dates and their consolidated results of operations and cash flows for such periods stated.

		(b)	Since September 30, 1997, there has been no event,
act, condition or occurrence having a Material Adverse Effect.

	SECTION 4.05.	Litigation .  There is no action, suit
or proceeding pending, or to the knowledge of the Borrower threatened, against or affecting the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which could have a Material Adverse Effect or which in any manner draws into question the validity or enforceability of, or could impair the ability of the Loan Parties to perform their obligations under, this Agreement, the Notes or any of the other Loan Documents.

	SECTION 4.06.	Compliance with ERISA .

		(a)	The Borrower and each member of the Controlled
Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, with respect to each Plan.

		(b)	Neither the Borrower nor any member of the
Controlled Group is obligated to contribute to any Multiemployer
Plan.

	SECTION 4.07.	Taxes .  There have been filed on behalf
of the Borrower and its Subsidiaries all Federal, state and local income, excise, property and other tax returns which are required to be filed by them and all taxes due pursuant to such returns or pursuant to any assessment received by or on behalf of the Borrower or any Subsidiary have been paid. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

	SECTION 4.08.	Subsidiaries .  Each of the Borrower's
Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Borrower has no Subsidiaries except those Subsidiaries listed on Schedule 4.08, which accurately sets forth each such Subsidiary's complete name and jurisdiction of incorporation.

	SECTION 4.09.	Not an Investment Company .  Neither the
Borrower nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

	SECTION 4.10	Public Utility Holding Company Act .  Neither
the Borrower nor any of its Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

	SECTION 4.11.	Ownership of Property; Liens .  Each of
the Borrower and its Consolidated Subsidiaries has title to its properties sufficient for the conduct of its business, and none of such property is subject to any Lien except as permitted in
Section 5.07.

	SECTION 4.12.	No Default .  Neither the Borrower nor
any of its Consolidated Subsidiaries is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound which could have or cause a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

	SECTION 4.13.	Full Disclosure .  All information
heretofore furnished by the Borrower to the Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Agent or any Bank will be, to the Borrower's knowledge, true, accurate and complete in every material respect or based on reasonable estimates on the date as of which such information is stated or certified. The Borrower has disclosed to the Banks in writing any and all facts which, to the Borrower's knowledge, could have or cause a Material Adverse Effect.

	SECTION 4.14.	Environmental  Matters .
		(a)	To the Borrower's knowledge, except as set forth
on Schedule 4.14, (i) neither the Borrower nor any Subsidiary is subject to any Environmental Liability which could reasonably be expected to cause a Material Adverse Effect and (ii) neither the Borrower nor any Subsidiary has been designated as a potentially responsible party under CERCLA or under any state statute similar to CERCLA. Except as set forth on Schedule 4.14, none of the Properties has been identified on any current or proposed
National Priorities List under 40 C.F.R. 300 or similar state lists.

		(b)	The Borrower has not used, produced, manufactured,
processed, treated, recycled, generated, stored, disposed of, managed or otherwise handled at, or shipped or transported to or from the Properties any Hazardous Materials except in material compliance with applicable material Environmental Laws.

		(c)	 Except as set forth on Schedule 4.14, the
Borrower, and each of its Subsidiaries has procured all material Environmental Authorizations necessary for the conduct of its business, and is in compliance with all Environmental Laws in connection with the operation of the Properties and the Borrower's, and each of its Subsidiary's, respective businesses, except where the failure to comply with such Environmental Laws could not reasonably be expected to have a Material Adverse Effect.

		(d)	As used in this Section, "Borrower's knowledge"
means the knowledge of the officers, directors, managers and employees of the Borrower and its Subsidiaries.

	SECTION 4.15.	Compliance with Laws .  The Borrower and
each Subsidiary is in compliance with all applicable laws, including, without limitation, all Environmental Laws, except where any failure to comply with any such laws would not, alone or in the aggregate, have a Material Adverse Effect.

	SECTION 4.16.	Capital Stock .  All Capital Stock,
debentures, bonds, notes and all other securities of the Borrower and its Subsidiaries presently issued and outstanding are validly and properly issued in accordance with all applicable laws, including, but not limited to, the "Blue Sky" laws of all applicable states and the federal securities laws. The issued shares of Capital Stock of the Borrower's Wholly Owned Subsidiaries are owned by the Borrower free and clear of any Lien or adverse claim. At least a majority of the issued shares of capital stock of each of the Borrower's other Subsidiaries (other than Wholly Owned Subsidiaries) is owned by the Borrower free and clear of any Lien or adverse claim.

	SECTION 4.17.	Margin Stock .  Neither the Borrower nor
any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of purchasing or carrying any Margin Stock, and no part of the proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or be used for any purpose which violates, or which is inconsistent with, the provisions of Regulation X.

	SECTION 4.18.	Insolvency .  After giving effect to the
execution and delivery of the Loan Documents and the making of the Loans under this Agreement, the Borrower will not be "insolvent," within the meaning of such term as used in O.C.G.A.
(cc) 18-2-22 or as defined in (cc) 101 of Title 11 of the United States Code or Section 2 of the Uniform Fraudulent Transfer Act, or any other applicable state law pertaining to fraudulent transfers, as each may be amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

	SECTION 4.19.	Year 2000 Plan .    The Borrower has
developed and has delivered to the Agent and each Lender a comprehensive plan (as such plan may be amended or modified in the reasonable judgment of the Borrower, the "Y2K Plan") for insuring that the Borrower's and its Subsidiaries' software and hardware systems which impact or affect in any material way the business operations of the Borrower and its Subsidiaries will be Year 2000 Compliant and Ready. The Borrower and its Subsidiaries have met the Y2K Plan milestones.

ARTICLE V

COVENANTS

	The Borrower agrees that, so long as any Bank has any Term Loan Commitment or and Revolving Credit Commitment hereunder or any amount payable under any Note remains unpaid:

	SECTION 5.01.	Information .  The Borrower will deliver
to each of the Banks:

		(a)	as soon as available and in any event within 90
days after the end of each Fiscal Year, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, shareholders' equity and cash flows for such Fiscal
Year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by Coopers & Lybrand
L.L.P. or other independent public accountants of nationally recognized standing, with such certification to be free of exceptions and qualifications not acceptable to the Required
Banks;

		(b)	as soon as available and in any event within 45
days after the end of each of the first 3 Fiscal Quarters of each Fiscal Year, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Quarter and the related statement of income and statement of cash flows for such Fiscal Quarter and for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the previous Fiscal
Year, all certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP and consistency by the chief financial officer or the chief accounting officer of the Borrower;

		(c)	simultaneously with the delivery of each set of
financial statements referred to in clauses (a) and (b) above, a certificate, substantially in the form of Exhibit I (a
"Compliance Certificate"), of the chief financial officer or the chief accounting officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections
5.03 through 5.05, inclusive, and 5.07 on the date of such financial statements and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

		(d)	simultaneously with the delivery of each set of
annual financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements to the effect that nothing has come to their attention to cause them to believe that any Default existed on the date of such financial statements;

		(e)	within 5 Domestic Business Days after the Borrower
becomes aware of the occurrence of any Default, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

		(f)	promptly upon the mailing thereof to the
shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

		(g)	promptly upon the filing thereof, copies of all
registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly or monthly reports which the Borrower shall have filed with the Securities and Exchange Commission;

		(h)	if and when the Borrower or any member of the
Controlled Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; or
(iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice;

		(i)	promptly after the Borrower knows of the
commencement thereof, notice of any litigation, dispute or proceeding involving a claim against the Borrower and/or any Subsidiary for $10,000,000 or more in excess of amounts covered in full by applicable insurance;

		(j) promptly upon the adoption thereof, copies of all amendments and modifications to the Y2K Plan;

		(k) within 5 Domestic Business Days after the Borrower becomes aware of any deviations from the Y2K Plan which would cause compliance with the Y2K Plan to be delayed or not achieved, a statement of the chief financial officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

		(l) promptly upon the receipt thereof, a copy of any third party assessments of the Borrower's Y2K Plan together with any recommendations made by such third party with respect to Year 2000 compliance; and

		(m)	from time to time such additional information
regarding the financial position or business of the Borrower and its Subsidiaries as the Agent, at the request of any Bank, may reasonably request.

	SECTION 5.02.	Inspection of Property, Books and
Records . The Borrower will (i) keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities; and (ii) permit, and will cause each Subsidiary upon reasonable notice from any Bank to permit, representatives of such Bank at such Bank's expense prior to the occurrence of an Event of Default and at the Borrower's expense after the occurrence of an Event of Default to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants. The Borrower agrees to cooperate and assist in such visits and inspections, in each case at such reasonable times and as often as may reasonably be desired.

	SECTION 5.03.	Ratio of Consolidated Funded Debt to
Consolidated Total Capitalization . The ratio of Consolidated Funded Debt to Consolidated Total Capitalization will not exceed
(a) .60 to 1.00 at any time from and including the Closing Date to but excluding September 30,1999, (b) .55 to 1.00 at any time from and including September 30, 1999 to but excluding
September 30, 2000 and (c) .50 to 1.00 at any time after September 29, 2000.

	SECTION 5.04. 	Fixed Charges Coverage .  At the end of
each Fiscal Quarter, commencing with the Fiscal Quarter ending June 30, 1998, the ratio of Income Available for Fixed Charges for the period of 4 Fiscal Quarters then ended to Consolidated Fixed Charges for the period of 4 Fiscal Quarters then ended, shall not have been less than (a) 2.00 to 1.00 for all Fiscal Quarters ending prior to but excluding September 30, 2000, and
(b) 2.50 to 1.00 for all Fiscal Quarters ending on or after September 30, 2000.

	SECTION 5.05.	Loans or Advances .  Neither the
Borrower nor any of its Subsidiaries shall make loans or advances to any Person except: (i) loans or advances to employees not exceeding Five Million Dollars ($5,000,000) in the aggregate outstanding made in the ordinary course of business and consistently with practices existing on September 30, 1997; and
(ii) deposits required by government agencies or public utilities; and (iii) loans or advances to Subsidiaries which are Guarantors; provided that after giving effect to the making of any loans, advances or deposits permitted by clause (i), (ii) or
(iii) of this Section, no Default shall have occurred and be continuing.

	SECTION 5.06.	Investments .  Neither the Borrower nor
any of its Subsidiaries shall make Investments in any Person except as permitted by Section 5.05 and except (i) Investments in direct obligations issued or unconditionally guaranteed by the United States Government maturing within five years, (ii) Investments in certificates of deposit issued by a commercial bank whose credit is satisfactory to the Agent, (iii)
Investments in commercial paper rated A-1 or the equivalent thereof by Standard & Poor's Ratings Services or P-1 or the equivalent thereof by Moody's Investors Service, Inc. and in either case maturing within one year after the date of acquisition, (iv) Investments in tender bonds the payment of the principal of and interest on which is fully supported by a letter of credit issued by a United States bank whose long-term certificates of deposit are rated at least AA or the equivalent thereof by Standard & Poor's Ratings Services and Aa or the equivalent thereof by Moody's Investors Service, Inc., (v) Investments in swap contracts and other hedging agreements entered into in the ordinary course of business, (vi) Investments in any Guarantor, (vii) Permitted Acquisitions, and/or (viii) other Investments, the aggregate amount of which does not at any time exceed 10% of Consolidated Net Worth.

	SECTION 5.07.	Negative Pledge .  Neither the Borrower
nor any Consolidated Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

		(a)	Liens existing on the date of this Agreement
securing Debt outstanding on the date of this Agreement in an aggregate principal amount not exceeding $1,500,000;

		(b)	any Lien existing on any asset of any corporation
at the time such corporation becomes a Consolidated Subsidiary and not created in contemplation of such event;

		(c)	any Lien on any asset securing Debt incurred or
assumed for the purpose of financing all or any part of the cost of acquiring or constructing such asset, provided that such Lien attaches to such asset concurrently with or within 18 months after the acquisition or completion of construction thereof;

		(d)	any Lien on any asset of any corporation existing
at the time such corporation is merged or consolidated with or into the Borrower or a Consolidated Subsidiary and not created in contemplation of such event;

		(e)	any Lien existing on any asset prior to the
acquisition thereof by the Borrower or a Consolidated Subsidiary and not created in contemplation of such acquisition;

		(f)	Liens securing Debt owing by any Subsidiary to the
Borrower;

		(g)	any Lien arising out of the refinancing,
extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that (i) such Debt is not secured by any additional assets, and (ii) the amount of such Debt secured by any such Lien is not increased;

		(h)	Liens incidental to the conduct of its business or
the ownership of its assets which (i) do not secure Debt and (ii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

		(i)	any Lien on Margin Stock;

		(j)	Liens on Securitization Assets sold or transferred
pursuant to a Permitted Securitization; and

		(k)	Liens not otherwise permitted by the foregoing
clauses of this Section securing Debt (other than indebtedness represented by the Notes) in an aggregate principal amount at any time outstanding which, when aggregated with all other Debt secured by Liens permitted by the foregoing clauses (a) through
(i), inclusive, of this Section, does not exceed 10% of Consolidated Net Worth.

	SECTION 5.08.	Maintenance of Existence .  The Borrower
shall maintain its corporate existence and carry on its business, and cause each Subsidiary to carry on its business, in substantially the same manner and in substantially the same fields as such business is now carried on and maintained.

	SECTION 5.09.	Dissolution .  Neither the Borrower nor
any of its Subsidiaries shall suffer or permit dissolution or liquidation either in whole or in part or redeem or retire any shares of its own stock or that of any Subsidiary, except through corporate reorganization to the extent permitted by Section 5.10.

	SECTION 5.10.	Consolidations, Mergers and Sales of
Assets . The Borrower will not, nor will it permit any Subsidiary to, consolidate or merge with or into, or sell, lease or otherwise transfer all or any substantial part of its assets to, any other Person, or discontinue or eliminate any business line or segment, provided that (a) the Borrower may merge with another Person if (i) such Person was organized under the laws of the United States of America or one of its states, (ii) the Borrower is the corporation surviving such merger and (iii) immediately after giving effect to such merger, no Default shall have occurred and be continuing; (b) Subsidiaries of the Borrower may merge with one another; (c) the foregoing limitation on the sale, lease or other transfer of assets and on the discontinuation or elimination of a business line or segment shall not prohibit, during any Fiscal Quarter, (i) a transfer of assets by any Subsidiary to the Borrower or by the Borrower or any Subsidiary to any Guarantor, (ii) a transfer of assets by any Subsidiary which is not a Guarantor to any other Subsidiary which is not a Guarantor, and (iii) a transfer of assets or the discontinuance or elimination of a business line or segment (in a single transaction or in a series of related transactions) unless the aggregate assets to be so transferred or utilized in a business line or segment to be so discontinued, when combined with all other assets transferred, and all other assets utilized in all other business lines or segments discontinued, during such Fiscal Quarter and the immediately preceding seven Fiscal Quarters (excluding, however, for purposes of this clause (c) transfers of assets permitted by clauses (i) and (ii) of this clause (c) and sales, contributions or other transfers of Securitization Assets permitted by clause (d) below), either (x) constituted more than 10% of Consolidated Total Assets at the end of the eighth Fiscal Quarter immediately preceding such Fiscal Quarter, or (y) contributed more than 10% of Consolidated Operating Profits during the 8 consecutive Fiscal Quarters immediately preceding such Fiscal Quarter; and (d) the Borrower and its Subsidiaries may sell, contribute and make other transfers of Securitization Assets pursuant to the Securitization Documents under a Permitted Securitization.

	SECTION 5.11.	Use of Proceeds .  No portion of the
proceeds of the Loans will be used by the Borrower or any Subsidiary (i) in connection with, either directly or indirectly, any tender offer for, or other acquisition of, stock of any corporation with a view towards obtaining control of such other corporation (other than Permitted Acquisitions), (ii) directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock, or
(iii) for any purpose in violation of any applicable law or regulation.

	SECTION 5.12.	Compliance with Laws; Payment of Taxes .
The Borrower will, and will cause each of its Subsidiaries and each member of the Controlled Group to, comply with applicable laws (including but not limited to ERISA), regulations and similar requirements of governmental authorities (including but not limited to PBGC), except where the necessity of such compliance is being contested in good faith through appropriate proceedings diligently pursued. The Borrower will, and will cause each of its Subsidiaries to, pay promptly when due all taxes, assessments, governmental charges, claims for labor, supplies, rent and other obligations which, if unpaid, might become a lien against the property of the Borrower or any Subsidiary, except liabilities being contested in good faith by appropriate proceedings diligently pursued and against which, if requested by the Agent, the Borrower shall have set up reserves in accordance with GAAP.

	SECTION 5.13.	Insurance .  The Borrower will maintain,
and will cause each of its Subsidiaries to maintain (either in the name of the Borrower or in such Subsidiary's own name), with financially sound and reputable insurance companies, insurance on all its Property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or similar business.

	SECTION 5.14.	Change in Fiscal Year .  The Borrower
will not change its Fiscal Year without the consent of the Required Banks.

	SECTION 5.15.	Maintenance of Property .  The Borrower
shall, and shall cause each Subsidiary to, maintain all of its properties and assets in good condition, repair and working order, ordinary wear and tear excepted.

	SECTION 5.16.	Environmental Notices .  The Borrower
shall furnish to the Banks and the Agent prompt written notice of all (i) Environmental Liabilities, (ii) pending, threatened or anticipated Environmental Proceedings, Environmental Notices, and Environmental Judgments and Orders, and (iii) Environmental Releases at, on, in, under or in any way affecting the Properties and which, in each case, have or could reasonably be expected to have a Material Adverse Effect.

	SECTION 5.17.	Environmental Matters .  The Borrower
and its Subsidiaries will not, and will not permit any Third Party to, use, produce, manufacture, process, treat, recycle, generate, store, dispose of, manage at, or otherwise handle or ship or transport to or from the Properties any Hazardous Materials in violation of applicable Environmental Laws, the use, production, manufacture, processing, treatment, recycling, generation, storage, disposal or management of which could reasonably be expected to have a Material Adverse Effect.

	SECTION 5.18.	Environmental Release .  The Borrower
agrees that upon the Borrower's knowledge of the occurrence of an Environmental Release at or on any of the Properties it will, as required by applicable Environmental Law, act promptly to investigate the extent of, and to take appropriate remedial action with respect to, such Environmental Release. As used in this Section, "Borrower's knowledge" means the knowledge of the officers, directors, managers and employees of the Borrower and its Subsidiaries.

	SECTION 5.19.	Transactions with Affiliates .  Neither
the Borrower nor any of its Subsidiaries shall enter into, or be a party to, any transaction with any Affiliate of the Borrower or such Subsidiary (which Affiliate is not the Borrower or a Subsidiary), except as permitted by law and in the ordinary course of business and pursuant to reasonable terms which are fully disclosed to the Agent and the Banks, and are no less favorable to Borrower or such Subsidiary than would be obtained in a comparable arm's length transaction with a Person which is not an Affiliate.

	SECTION 5.20.	Limitation on Priority Debt . The
Borrower shall not permit the outstanding principal amount of Priority Debt to exceed, in the aggregate, more than 10% of Consolidated Net Worth at any time.

	SECTION 5.21.	Material Subsidiaries .   (a) Within
five (5) Domestic Business Days after Fuel Spray Technologies Inc. becomes a Subsidiary, the Borrower shall cause (i) Fuel Spray Technologies Inc. to become a party to and agree to be bound by the terms of the Guaranty pursuant to an instrument in form and substance satisfactory to the Agent, (ii) Fuel Spray Technologies Inc. and each other Guarantor to enter into, and shall itself enter into, the Indemnity, Subrogation and Contribution Agreement, and (iii) the items specified in Section 3.01(c) and (f) to be delivered to the Agent, modified appropriately to refer to the instrument referred to in clause
(i) of this paragraph and to the Indemnity, Subrogation and Contribution Agreement and Fuel Spray Technologies Inc.

		(b) The Borrower shall cause any Person which becomes a Domestic Material Subsidiary on or after the Closing Date to become a party to, and agree to be bound by the terms of, the Guaranty and the Indemnity, Subrogation and Contribution
Agreement pursuant to an instrument in form and substance satisfactory to the Agent executed and delivered to the Agent within ten (10) Domestic Business Days after the day on which such Person became a Domestic Material Subsidiary. The Borrower shall also cause the items specified in Section 3.01(c) and (f) to be delivered to the Agent concurrently with the instrument referred to above, modified appropriately to refer to such instrument and such Domestic Material Subsidiary.

 		(c) Once any Subsidiary becomes a Domestic Material Subsidiary and therefore becomes a party to the Guaranty and the Indemnity, Subrogation and Contribution Agreement in accordance with Section 5.21(b), such Subsidiary thereafter shall remain a party to the Guaranty and the Indemnity, Subrogation and Contribution Agreement without regard to the amount of its Total Assets on any day or Operating Profits for any period.

	SECTION 5.22	Permitted Securitization .  The Borrower shall
not, nor shall it permit any of its Subsidiaries to, enter into any Securitization Documents other than in connection with a Permitted Securitization (unless such Securitization Documents have been approved by the Required Banks or are non-material documentation entered into pursuant to such approved
Securitization Documents) or amend or modify in any material respect which is adverse to the Banks any of such Securitization
Documents unless such amendment or modification has been approved by the Required Banks; provided, however, that if the Securitization Documents, after giving effect to such amendment or modification, would constitute a Permitted Securitization, then such approval of the Required Banks shall not be required.



ARTICLE VI

DEFAULTS

	SECTION 6.01.	Events of Default .  If one or more of
the following events ("Events of Default") shall have occurred and be continuing:

		(a)	the Borrower shall fail to pay when due any
principal of any Loan or shall fail to pay any interest on any Loan within five Domestic Business Days after such interest shall become due, or shall fail to pay any fee or other amount payable hereunder within five Domestic Business Days after such fee or other amount becomes due; or

		(b)	the Borrower shall fail to observe or perform any
covenant contained in Sections 5.02(ii), 5.03 to 5.11, inclusive, or Section 5.14; or

		(c)	any Loan Party shall fail to observe or perform
any covenant or agreement contained or incorporated by reference in this Agreement (other than those covered by clause (a) or (b) above) for thirty days after the earlier of (i) the first day on which a Loan Party has knowledge of such failure or (ii) written notice thereof has been given to the Borrower by the Agent at the request of any Bank; or

		(d)	any representation, warranty, certification or
statement made or deemed made by the Borrower or any other Loan
Party in Article IV of this Agreement, in any other Loan
Document, in any amendment hereto or thereto or in any certificate, financial statement or other document delivered pursuant to this Agreement, any other Loan Document or any such amendment shall prove to have been incorrect or misleading in any material respect when made (or deemed made); or

		(e)	the Borrower or any Subsidiary shall fail to make
any payment in respect of Debt outstanding (other than the Notes) when due or within any applicable grace period; or

		(f)	any event or condition shall occur which results
in the acceleration of the maturity of Debt outstanding of the Borrower or any Subsidiary in an aggregate amount in excess of $10,000,000 for the Borrower and all Subsidiaries or the mandatory prepayment or purchase of such Debt by the Borrower (or its designee) or such Subsidiary (or its designee) prior to the scheduled maturity thereof, or enables (or, with the giving of notice or lapse of time or both, would enable) the holders of such Debt or any Person acting on such holders' behalf to accelerate the maturity thereof or require the mandatory prepayment or purchase thereof prior to the scheduled maturity thereof, without regard to whether such holders or other Person shall have exercised or waived their right to do so; or

		(g)	the Borrower or any Subsidiary shall commence a
voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally, or shall admit in writing its inability, to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

		(h)	an involuntary case or other proceeding shall be
commenced against the Borrower or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Subsidiary under the federal bankruptcy laws as now or hereafter in effect; or

		(i)	the Borrower or any member of the Controlled Group
shall fail to pay when due any material amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA, which failure to pay could reasonably be expected to cause a Material Adverse Effect; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or the Borrower or any other member of the Controlled Group shall enter into, contribute or be obligated to contribute to, terminate or incur any withdrawal liability with respect to, a Multiemployer Plan, where such withdrawal liability could reasonably be expected to cause a Material Adverse Effect; or

		(j)	one or more judgments or orders for the payment of
money in an aggregate amount in excess of $5,000,000 shall be rendered against the Borrower or any Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days; or

		(k)	a federal tax lien shall be filed against the
Borrower or any Subsidiary under Section 6323 of the Code or a lien of the PBGC shall be filed against the Borrower or any Subsidiary under Section 4068 of ERISA and in either case such lien shall remain undischarged for a period of 25 days after the date of filing; or

		(l)	any Person or two or more Persons acting in
concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of the voting stock of the Borrower; or (ii) as of any date a majority of the Board of Directors of the Borrower consists of individuals who were not either (A) directors of the Borrower as of the corresponding date of the previous year, (B) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A), or (C) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A) and individuals described in clause (B);

		(m)	if any provision of any Loan Document shall for
any reason cease to be valid and binding on any Loan Party, or any Loan Party shall deny or disaffirm its obligations thereunder; or

		(n)	the occurrence of any event, act or condition
which the Required Banks determine either does or has a reasonable probability of causing a Material Adverse Effect.

then, and in every such event, the Agent shall (i) if requested by the Required Banks, by notice to the Borrower terminate the Term Loan Commitments and the Revolving Credit Commitments and they shall thereupon terminate, and (ii) if requested by the Required Banks, by notice to the Borrower declare the Notes (together with accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents to be, and the Notes (together with all accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that if any Event of Default specified in clause (g) or (h) above occurs with respect to the Borrower, without any notice to the Borrower or any other act by the Agent or the Banks, the Term Loan Commitments and the Revolving Credit Commitments shall thereupon automatically terminate and the Notes (together with accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents shall automatically become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Notwithstanding the foregoing, the Agent shall have available to it all other remedies at law or equity, and shall exercise any one or all of them at the request of the Required Banks.

	SECTION 6.02.	Notice of Default .  The Agent shall
give notice to the Borrower of any Default under Section 6.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

ARTICLE VII

THE AGENT

	SECTION 7.01.	Appointment, Powers and Immunities .
Each Bank hereby irrevocably appoints and authorizes the Agent to act as its agent hereunder and under the other Loan Documents with such powers as are specifically delegated to the Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto. The Agent: (a) shall have no duties or responsibilities except as expressly set forth in this Agreement and the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee for any Bank; (b) shall not be responsible to the Banks for any recitals, statements, representations or warranties contained in this Agreement or any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any Bank under, this Agreement or any other Loan Document, or for the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or for any failure by any Loan Party to perform any of its obligations hereunder or thereunder; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document except to the extent requested by the Required Banks, and then only on terms and conditions satisfactory to the Agent, and (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other Loan Document or any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct. The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The provisions of this
Article VII are solely for the benefit of the Agent and the Banks, and the Loan Parties shall not have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and under the other Loan Documents, the Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower. The duties of the Agent shall be ministerial and administrative in nature, and the Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Bank.

	SECTION 7.02.	Reliance by Agent .  The Agent shall be
entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telefax, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants or other experts selected by the Agent. As to any matters not expressly provided for by this Agreement or any other Loan Document, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and thereunder in accordance with instructions signed by the Required Banks, and such instructions of the Required Banks in any action taken or failure to act pursuant thereto shall be binding on all of the Banks.

	SECTION 7.03.	Defaults .  The Agent shall not be
deemed to have knowledge of the occurrence of a Default or an Event of Default (other than the non-payment of principal of or interest on the Loans) unless the Agent has received notice from a Bank or the Borrower specifying such Default or Event of Default and stating that such notice is a "Notice of Default".
In the event that the Agent receives such a notice of the occurrence of a Default or an Event of Default, the Agent shall give prompt notice thereof to the Banks. The Agent shall give each Bank prompt notice of each non-payment of principal of or interest on the Loans, whether or not it has received any notice of the occurrence of such non-payment. The Agent shall (subject to Section 9.05) take such action with respect to such Default or Event of Default as shall be directed by the Required Banks, provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.

	SECTION 7.04.	Rights of Agent and its Affiliates as a
Bank . With respect to any Loans made by Wachovia or an Affiliate of Wachovia, such Affiliate and Wachovia in their capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not an Affiliate of Wachovia (or in Wachovia's case, acting as the Agent), and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include such Affiliate of Wachovia or Wachovia in its individual capacity. Such Affiliate and Wachovia may (without having to account therefor to any Bank) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Borrower (and any of its Affiliates) as if they were not an Affiliate of the Agent or the Agent, respectively; and such Affiliate and Wachovia may accept fees and other consideration from any Loan Party (in addition to any agency fees and arrangement fees heretofore agreed to between the Borrower and Wachovia) for services in connection with this Agreement or any other Loan Document or otherwise without having to account for the same to the Banks.

	SECTION 7.05.	Indemnification .  Each Bank severally
agrees to indemnify the Agent, to the extent the Agent shall not have been reimbursed by the Borrower, ratably in accordance with its aggregate Term Loan Commitment and Revolving Credit Commitment, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, counsel fees and disbursements) or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (excluding, unless an Event of Default has occurred and is continuing, the normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or any such other documents; provided, however, that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent. If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

	SECTION 7.06.	CONSEQUENTIAL DAMAGES .  THE AGENT SHALL
NOT BE RESPONSIBLE OR LIABLE TO ANY BANK, ANY LOAN PARTY OR ANY OTHER PERSON OR ENTITY FOR ANY PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

	SECTION 7.07.	Payee of Note Treated as Owner .  The
Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent and the provisions of Section 9.07(c) have been satisfied. Any requests, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of that Note or of any Note or Notes issued in exchange therefor or replacement thereof.

	SECTION 7.08.	Non-Reliance on Agent and Other Banks .
Each Bank agrees that it has, independently and without reliance on the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of each Loan Party and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Loan Documents. The Agent shall not be required to keep itself (or any Bank) informed as to the performance or observance by any Loan Party of this Agreement or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of any Loan Party or any other Person. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder or under the other Loan Documents, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of any Loan Party or any other Person (or any of their Affiliates) which may come into the possession of the Agent.

	SECTION 7.09.	Failure to Act .  Except for action
expressly required of the Agent hereunder or under the other Loan Documents, the Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction by the Banks of their indemnification obligations under Section 7.05 against any and all liability and expense which may be incurred by the Agent by reason of taking, continuing to take, or failing to take any such action.

	SECTION 7.10.	Resignation or Removal of Agent .
Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving notice thereof to the Banks and the Borrower and the Agent may be removed at any time with or without cause by the Required Banks. Upon any such resignation or removal, the Required Banks shall have the right to appoint a successor Agent with the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed) if at the time of such appointment no Default shall have occurred and be continuing. If no successor Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Agent's notice of resignation or the Required Banks' removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent. Any successor Agent shall be a bank which has a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this
Article VII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder.

 ARTICLE VIII

CHANGE IN CIRCUMSTANCES; COMPENSATION

	SECTION 8.01.	Basis for Determining Interest Rate
Inadequate or Unfair . If on or prior to the first day of any Interest Period:

		(a)	the Agent determines that deposits in Dollars (in
the applicable amounts) are not being offered in the relevant market for such Interest Period, or

		(b)	the Required Banks advise the Agent that the
London Interbank Offered Rate as determined by the Agent will not adequately and fairly reflect the cost to such Banks of funding
Euro-Dollar Loans for such Interest Period,

the Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make Euro-Dollar Loans shall be suspended. Unless the Borrower notifies the Agent at least 2 Domestic Business Days before the date of any Borrowing of Euro-Dollar Loans for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

	SECTION 8.02.	Illegality .  If, after the date hereof,
the adoption of any applicable law, rule or regulation, or any change in any existing or future law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof (any such authority, bank or agency being referred to as an "Authority" and any such event being referred to as a "Change of Law"), or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any Authority shall make it unlawful or impossible for any Bank (or its Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Bank shall so notify the Agent, the Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans shall be suspended. Before giving any notice to the Agent pursuant to this Section, such Bank shall designate a different Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Euro-Dollar Loans to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of each Euro-Dollar Loan of such Bank, together with accrued interest thereon and any amount due such Bank pursuant to Section 8.05(a). Concurrently with prepaying each such Euro-Dollar Loan, the Borrower shall borrow a Base Rate Loan in an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and such Bank shall make such a Base Rate Loan.

	SECTION 8.03.	Increased Cost and Reduced Return .

		(a)	If after the date hereof, a Change of Law or
compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any
Authority:

			(i)	shall subject any Bank (or its Lending
Office) to any tax, duty or other charge with respect to its Euro-Dollar Loans, its Notes or its obligation to make Euro-
Dollar Loans, or shall change the basis of taxation of payments to any Bank (or its Lending Office) of the principal of or interest on its Euro-Dollar Loans or any other amounts due under this Agreement in respect of its Euro-Dollar Loans or its obligation to make Euro-Dollar Loans (except for changes in the rate of tax on the overall net income of such Bank or its Lending Office imposed by the jurisdiction in which such Bank's principal executive office or Lending Office is located); or

			(ii)	shall impose, modify or deem applicable
any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Dollar Loan any such requirement included in an applicable Euro-Dollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Lending Office); or

			(iii) shall impose on any Bank (or its Lending Office) or the London interbank market any other condition affecting its Euro-Dollar Loans, its Notes or its obligation to make Euro-Dollar Loans;

and the result of any of the foregoing is to increase the cost to such Bank (or its Lending Office) of making or maintaining any Euro-Dollar Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Lending Office) under this Agreement or under its Notes with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

		(b)	If any Bank shall have determined that after the
date hereof the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any existing or future law, rule or regulation, or any change in the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any Authority, has or would have the effect of reducing the rate of return on such Bank's capital as a consequence of its obligations hereunder to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank, the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction.

		(c)	Each Bank will promptly notify the Borrower and
the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Lending
Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

		(d)	The provisions of this Section 8.03 shall be
applicable with respect to any Participant, Assignee or other
Transferee, and any calculations required by such provisions shall be made based upon the circumstances of such Participant, Assignee or other Transferee.

	SECTION 8.04.	Base Rate Loans Substituted for Euro-
Dollar Loans . If (i) the obligation of any Bank to make or maintain Euro-Dollar Loans has been suspended pursuant to Section
8.02 or (ii) any Bank has demanded compensation under Section 8.03, and the Borrower shall, by at least 5 Euro-Dollar Business Days' prior notice to such Bank through the Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

		(a)	all Loans which would otherwise be made by such
Bank as Euro-Dollar Loans shall be made instead as Base Rate
Loans (in all cases interest and principal on such Loans shall be payable contemporaneously with the related Loans of the other
Banks), and

		(b)	after each of its Euro-Dollar Loans has been
repaid, all payments of principal which would otherwise be applied to repay such Euro-Dollar Loans shall be applied to repay its Base Rate Loans instead.

In the event that the Borrower shall elect that the provisions of this Section shall apply to any Bank, the Borrower shall remain liable for, and shall pay to such Bank as provided herein, all amounts due such Bank under Section 8.03 in respect of the period preceding the date of conversion of such Bank's Loans resulting from the Borrower's election.

	SECTION 8.05.	Compensation .  Upon the request of any
Bank, delivered to the Borrower and the Agent, the Borrower shall pay to such Bank such amount or amounts as shall compensate such Bank for any loss, cost or expense incurred by such Bank as a result of:

		(a)	any payment or prepayment (pursuant to Section
2.09, Section 2.10, Section 8.02 or otherwise) of a Euro-Dollar
Loan or a Money Market Loan on a date other than the last day of an Interest Period for such Euro-Dollar Loan or Money Market
Loan, as the case may be;

		(b)	any failure by the Borrower to prepay a Euro-
Dollar Loan or a Money Market Loan on the date for such prepayment specified in the relevant notice of prepayment hereunder;

		(c)	any failure by the Borrower to borrow a Euro-
Dollar Loan on the date for the Euro-Dollar Borrowing of which such Euro-Dollar Loan is a part specified in the applicable
Notice of Borrowing delivered pursuant to Section 2.02(b); or

		(d)	any failure by the Borrower to borrow a Money
Market Loan (with respect to which the Borrower has accepted a Money Market Quote) on the date for the Money Market Borrowing of which such Money Market Loan is a part specified in the applicable Money Market Quote Request delivered pursuant to
Section 2.03;

such compensation to include, without limitation, with respect to any Euro-Dollar Loan an amount equal to the excess, if any, of
(x) the amount of interest which would have accrued on the amount so paid or prepaid or not prepaid or borrowed for the period from the date of such payment, prepayment or failure to prepay or borrow to the last day of the then current Interest Period for such Euro-Dollar Loan (or, in the case of a failure to prepay or borrow, the Interest Period for such Euro-Dollar Loan which would have commenced on the date of such failure to prepay or borrow) at the applicable rate of interest for such Euro-Dollar Loan provided for herein over (y) the amount of interest (as reasonably determined by such Bank) such Bank would have paid on
(i) deposits in Dollars of comparable amounts having terms comparable to such period placed with it by leading banks in the London interbank market.

ARTICLE IX

MISCELLANEOUS

	SECTION 9.01.	Notices .  All notices, requests and
other communications to any party hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given to such party at its address or telecopy number set forth on the signature pages hereof or such other address or telecopy number as such party may hereafter specify for the purpose by notice to each other party. Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopy number specified in this Section and the telecopy machine used by the sender provides a written confirmation that such telecopy has been so transmitted or receipt of such telecopy transmission is otherwise confirmed, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, and (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Agent under Article II or
Article VIII shall not be effective until received.

	SECTION 9.02.	No Waivers .  No failure or delay by the
Agent or any Bank in exercising any right, power or privilege hereunder or under any Note or other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

	SECTION 9.03.	Expenses; Documentary Taxes;
Indemnification .

		(a)	The Borrower shall pay (i) all out-of-pocket
expenses of the Agent, including fees and disbursements of special counsel for the Banks and the Agent, in connection with the preparation of this Agreement and the other Loan Documents, any waiver or consent hereunder or thereunder or any amendment hereof or thereof or any Default or alleged Default hereunder or thereunder and (ii) if a Default occurs, all out-of-pocket expenses incurred by the Agent or any Bank, including fees and disbursements of counsel, in connection with such Default and collection and other enforcement proceedings resulting therefrom, including out-of-pocket expenses incurred in enforcing this Agreement and the other Loan Documents.

		(b)	The Borrower shall indemnify the Agent and each
Bank against any transfer taxes, documentary taxes, assessments or charges made by any Authority by reason of the execution and delivery of this Agreement or the other Loan Documents.

		(c)	The Borrower shall indemnify the Agent, the Banks
and each Affiliate thereof and their respective directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims or damages to which any of them may become subject, insofar as such losses, liabilities, claims or damages arise out of or result from any actual or proposed use by the Borrower of the proceeds of any extension of credit by any Bank hereunder or breach by any Loan Party of this Agreement or any other Loan Document or from investigation, litigation (including, without limitation, any actions taken by the Agent or any of the Banks to enforce this Agreement or any of the other Loan Documents) or other proceeding
(including, without limitation, any threatened investigation or proceeding) relating to the foregoing, and the Borrower shall reimburse the Agent and each Bank, and each Affiliate thereof and their respective directors, officers, employees and agents, upon demand for any expenses (including, without limitation, legal fees) incurred in connection with any such investigation or proceeding; but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified.

	SECTION 9.04.	Setoffs; Sharing of Set-Offs .

		(a)	The Borrower hereby grants to each Bank, as
security for the full and punctual payment and performance of the obligations of the Borrower under this Agreement, a continuing lien on and security interest in all deposits and other sums credited by or due from such Bank to the Borrower or subject to withdrawal by the Borrower; and regardless of the adequacy of any collateral or other means of obtaining repayment of such obligations, each Bank may at any time upon or after the occurrence of any Event of Default, and without notice to the Borrower, set off the whole or any portion or portions of any or all such deposits and other sums against such obligations, whether or not any other Person or Persons could also withdraw money therefrom.

		(b)	Each Bank agrees that if it shall, by exercising
any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest owing with respect to the Revolving Credit Notes or Term
Notes held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of all principal and interest owing with respect to the Revolving Credit
Notes or Term Notes held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Revolving Credit Notes or Term Notes held by the other Banks owing to such other Banks, and/or such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Revolving
Credit Notes or Term Notes held by the Banks owing to such other
Banks shall be shared by the Banks pro rata; provided that (i) nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness (including, without limitation, Money Market Loans) of the Borrower other than its indebtedness under the Revolving
Credit Notes and Term Notes, and (ii) if all or any portion of such payment received by the purchasing Bank is thereafter recovered from such purchasing Bank, such purchase from each other Bank shall be rescinded and such other Bank shall repay to the purchasing Bank the purchase price of such participation to the extent of such recovery together with an amount equal to such other Bank's ratable share (according to the proportion of (x) the amount of such other Bank's required repayment to (y) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Revolving
Credit Note or a Term Note, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

	SECTION 9.05.	Amendments and Waivers .

		(a)	Any provision of this Agreement, the Notes or any
other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of the Agent are affected thereby, by the Agent); provided that no such amendment or waiver shall, unless signed by all the Banks,
(i) change the Term Loan Commitment or Revolving Credit
Commitment of any Bank or subject any Bank to any additional obligation, (ii) change the principal of or rate of interest on any Loan or any fees hereunder, (iii) change the date fixed for any payment of principal of or interest on any Loan or any fees hereunder, (iv) change the amount of principal, interest or fees due on any date fixed for the payment thereof, (v) change the percentage of the Term Loan Commitments or Revolving Credit
Commitments or of the aggregate unpaid principal amount of the Notes, or the percentage of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement, (vi) change the manner of application of any payments made under this Agreement or the Notes, (vii) release or substitute all or any substantial part of the collateral held as security for the Loans, or (viii) release the Guaranty.

		(b)	The Borrower will not solicit, request or
negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement unless each Bank shall be informed thereof by the Borrower and shall be afforded an opportunity of considering the same and shall be supplied by the Borrower with sufficient information to enable it to make an informed decision with respect thereto. Executed or true and correct copies of any waiver or consent effected pursuant to the provisions of this Agreement shall be delivered by the Borrower to each Bank forthwith following the date on which the same shall have been executed and delivered by the requisite percentage of Banks. The Borrower will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any Bank (in its capacity as such) as consideration for or as an inducement to the entering into by such Bank of any waiver or amendment of any of the terms and provisions of this Agreement unless such remuneration is concurrently paid, on the same terms, ratably to all such Banks.

	SECTION 9.06.	Margin Stock Collateral .  Each of the
Banks represents to the Agent and each of the other Banks that it in good faith is not, directly or indirectly (by negative pledge or otherwise), relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

	SECTION 9.07.	Successors and Assigns .

		(a)	The provisions of this Agreement shall be binding
upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that the Borrower may not assign or otherwise transfer any of its rights under this Agreement.

		(b)	Any Bank may at any time sell to one or more
Persons (each a "Participant") participating interests in any Loan owing to such Bank, any Note held by such Bank, any Term
Loan Commitment hereunder, any Revolving Credit Commitment hereunder or any other interest of such Bank hereunder. In the event of any such sale by a Bank of a participating interest to a Participant, such Bank's obligations under this Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, such Bank shall remain the holder of any such Note for all purposes under this Agreement, and the Borrower and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. In no event shall a Bank that sells a participation be obligated to the Participant to take or refrain from taking any action hereunder except that such Bank may agree that it will not (except as provided below), without the consent of the Participant, agree to (i) the change of any date fixed for the payment of principal of or interest on the related Loan or Loans, (ii) the change of the amount of any principal, interest or fees due on any date fixed for the payment thereof with respect to the related Loan or Loans, (iii) the change of the principal of the related Loan or Loans, (iv) any change in the rate at which either interest is payable thereon or (if the Participant is entitled to any part thereof) facility fee is payable hereunder from the rate at which the Participant is entitled to receive interest or facility fee (as the case may be) in respect of such participation, (v) the release or substitution of all or any substantial part of the collateral held as security for the Loans, or (vi) the release of the Guaranty. Each Bank selling a participating interest in any Loan (other than Money Market Loans), Note, Term Loan Commitment, Revolving Credit Commitment or other interest under this Agreement shall, within 10 Domestic Business Days of such sale, provide the Borrower and the Agent with written notification stating that such sale has occurred and identifying the Participant and the interest purchased by such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Article VIII with respect to its participation in Loans outstanding from time to time.

		(c)	Any Bank may at any time assign to one or more
banks or financial institutions (each an "Assignee") all, or a proportionate part of all, of its rights and obligations under this Agreement, the Notes and the other Loan Documents, and such Assignee shall assume all such rights and obligations, pursuant to an Assignment and Acceptance in the form attached hereto as Exhibit J, executed by such Assignee, such transferor Bank and the Agent (and, in the case of: (i) an Assignee that is not then a Bank or an Affiliate of a Bank; and (ii) an assignment not made during the existence of a Default or an Event of Default, by the Borrower); provided that (i) no interest may be sold by a Bank pursuant to this paragraph (c) unless the Assignee shall agree to assume ratably equivalent portions of the transferor Bank's Term
Loan and Revolving Credit Commitment, (ii) the amount of the Term
Loan and Revolving Credit Commitment of the assigning Bank being assigned pursuant to such assignment (determined as of the effective date of the assignment) shall be equal to $5,000,000
(or any larger multiple of $1,000,000), (iii) no interest may be sold by a Bank pursuant to this paragraph (c) to any Assignee that is not then a Bank or an Affiliate of a Bank without the consent of the Borrower, which consent shall not be unreasonably withheld, provided that the Borrower's consent shall not be necessary with respect to any assignment made during the existence of a Default or an Event of Default; and (iv) no interest may be sold by a Bank pursuant to this paragraph (c) to any Assignee that is not then a Bank or an Affiliate of a Bank without the consent of the Agent, which consent shall not be unreasonably withheld, provided, that although the Agent's consent may not be necessary with respect to an Assignee that is then a Bank or an Affiliate of a Bank, no such assignment shall be effective until the conditions set forth in the following sentence are satisfied; provided, further, that notwithstanding anything to the contrary contained in this Agreement or any other
Loan Document, Wachovia may at any time and from time to time, without the consent of the Borrower, assign to one or more
Assignees up to $80,000,000 of its Term Loans and up to $120,000,000 of its Revolving Credit Commitment ("Initial Assignments"). Upon (A) execution of the Assignment and

Acceptance by such transferor Bank, such Assignee, the Agent and (if applicable) the Borrower, (B) delivery of an executed copy of the Assignment and Acceptance to the Borrower, the Agent and the Collateral Agent, (C) payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, and (D) except with respect to the Initial Assignments, payment by the assigning Bank of a processing and recordation fee of $3,500 to the Agent, such Assignee shall for all purposes be a Bank party to this Agreement and shall have all the rights and obligations of a Bank under this Agreement (including, without limitation, the rights of a Bank under Section 2.03) to the same extent as if it were an original party hereto with a Term Loan and Revolving Credit Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by the Borrower, the Banks or the Agent shall be required. Upon the consummation of any transfer to an Assignee pursuant to this paragraph (c), the transferor Bank, the Agent and the Borrower shall make appropriate arrangements so that, if required, new Notes are issued to each of such Assignee and such transferor Bank.

		(d)	Subject to the provisions of Section 9.08, the
Borrower authorizes each Bank to disclose to any Participant, Assignee or other transferee (each a "Transferee") and any prospective Transferee any and all financial and other information in such Bank's possession concerning the Borrower which has been delivered to such Bank by the Borrower pursuant to this Agreement or which has been delivered to such Bank by the Borrower in connection with such Bank's credit evaluation prior to entering into this Agreement.

		(e)	No Transferee shall be entitled to receive any
greater payment under Section 8.03 than the transferor Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent or by reason of the provisions of
Section 8.02 or 8.03 requiring such Bank to designate a different Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

		(f)	Anything in this Section 9.07 to the contrary
notwithstanding, any Bank may assign and pledge all or any portion of the Loans and/or obligations owing to it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and Operating Circular issued by such Federal Reserve Bank, provided that any payment in respect of such assigned Loans and/or obligations made by the Borrower to the assigning and/or pledging Bank in accordance with the terms of this Agreement shall satisfy the Borrower's obligations hereunder in respect of such assigned Loans and/or obligations to the extent of such payment. No such assignment shall release the assigning and/or pledging Bank from its obligations hereunder.

	SECTION 9.08.	Confidentiality .  Each Bank agrees to
exercise its best efforts to keep any information delivered or made available by the Borrower to it which is clearly indicated to be confidential information, confidential from anyone other than persons employed or retained by such Bank who are or are expected to become engaged in evaluating, approving, structuring or administering the Loans; provided, however, that nothing herein shall prevent any Bank from disclosing such information
(i) to any other Bank, (ii) upon the order of any court or administrative agency, (iii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Bank, (iv) which has been publicly disclosed, (v) to the extent reasonably required in connection with any litigation to which the Agent, any Bank or their respective Affiliates may be a party, (vi) to the extent reasonably required in connection with the exercise of any remedy hereunder, (vii) to such Bank's legal counsel and independent auditors and (viii) to any actual or proposed Participant, Assignee or other Transferee of all or part of its rights hereunder which has agreed in writing to be bound by the provisions of this Section 9.08.

	SECTION 9.09.	Representation by Banks .  Each Bank
hereby represents that it is a commercial lender or financial institution which makes loans in the ordinary course of its business and that it will make its Loans hereunder for its own account in the ordinary course of such business; provided, however, that, subject to Section 9.07, the disposition of the Note or Notes held by that Bank shall at all times be within its exclusive control.

	SECTION 9.10.	Obligations Several .  The obligations
of each Bank hereunder are several, and no Bank shall be responsible for the obligations or commitment of any other Bank hereunder. Nothing contained in this Agreement and no action taken by the Banks pursuant hereto shall be deemed to constitute the Banks to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Bank shall be a separate and independent debt, and each Bank shall be entitled to protect and enforce its rights arising out of this Agreement or any other Loan Document and it shall not be necessary for any other Bank to be joined as an additional party in any proceeding for such purpose.

	SECTION 9.11.	Survival of Certain Obligations .
Sections 8.03(a), 8.03(b), 8.05 and 9.03, and the obligations of the Borrower thereunder, shall survive, and shall continue to be enforceable notwithstanding, the termination of this Agreement and the Term Loan Commitment and the Revolving Credit Commitment and the payment in full of the principal of and interest on all Loans.

	SECTION 9.12.	Georgia Law .  This Agreement and each
Note shall be construed in accordance with and governed by the law of the State of Georgia.

	SECTION 9.13.	Severability .  In case any one or more
of the provisions contained in this Agreement, the Notes or any of the other Loan Documents should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby and shall be enforced to the greatest extent permitted by law.

	SECTION 9.14.	Interest .  In no event shall the amount
of interest due or payable hereunder or under the Notes exceed the maximum rate of interest allowed by applicable law, and in the event any such payment is inadvertently made to any Bank by the Borrower or inadvertently received by any Bank, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify such Bank in writing that it elects to have such excess sum returned forthwith. It is the express intent hereof that the Borrower not pay and the Banks not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by the Borrower under applicable law.

	SECTION 9.15.	Interpretation .  No provision of this
Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

	SECTION 9.16.	Consent to Jurisdiction .   The Borrower
(a) submits to personal jurisdiction in the State of Georgia, the courts thereof and the United States District Courts sitting therein, for the enforcement of this Agreement, the Notes and the other Loan Documents, (b) waives any and all personal rights under the law of any jurisdiction to object on any basis (including, without limitation, inconvenience of forum) to jurisdiction or venue within the State of Georgia for the purpose of litigation to enforce this Agreement, the Notes or the other Loan Documents, and (c) agrees that service of process may be made upon it in the manner prescribed in Section 9.01 for the giving of notice to the Borrower. Nothing herein contained, however, shall prevent the Agent from bringing any action or exercising any rights against any security and against the Borrower personally, and against any assets of the Borrower, within any other state or jurisdiction.

	SECTION 9.17.	Counterparts .  This Agreement may be
signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
<JPAGE>



	IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, under seal, by their respective authorized officers as of the day and year first above written.

					WOODWARD GOVERNOR COMPANY


					By:	Stephen P. Carter (SEAL)
					Title: Vice President, Chief Financial
            Officer and Treasurer


						Woodward Governor Company
						5001 North Second Street
						Rockford, Illinois 61125
						Attention: Stephen P. Carter
						Telecopy number: (815) 877-9547
						Telephone number: (815)  639-6800



COMMITMENTS			WACHOVIA BANK, N.A., as Agent and a Bank


Term Loan Commitment	By: Todd J. Eagle  (SEAL)
$100,000,000				 Title: Vice President

Revolving Credit Commitment Lending Office
$150,000,000	 			     Wachovia Bank, N.A.
					191 Peachtree Street, N.E.
					Atlanta, Georgia  30303-1757
					Attention: Manager Loan Syndications
					Telecopy number: (404) 332-4005
					Telephone number: (404) 332-1025

					Notice Address
					Wachovia Corporate Services, Inc.
					70 West Madison Street, Suite 2440
					Chicago, Illinois 60602
					Attention: Neil G. Mesch
					Telecopy number: (312) 853-0693
					Telephone number: (312) 795-4341


Total Term Loan Commitments
$100,000,000

Total Revolving Credit Commitments
$150,000,000